Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MAINSOURCE FINANCIAL GROUP, INC.

AND

CHEVIOT FINANCIAL CORP.

NOVEMBER 23, 2015

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2
1.1.	Certain Definitions.	2
ARTICLE II THE MERGER		11
2.1.	Merger.	11
2.2.	Closing; Effective Time.	11
2.3.	Articles of Incorporation and Bylaws.	11
2.4.	Directors and Officers of Surviving Company.	11
2.5.	Additional Director.	12
2.6.	Tax Consequences.	12
2.7.	Possible Alternative Structures.	12
2.8.	Additional Actions.	12
2.9.	No Dissenters’ Rights.	13
2.10.	Bank Merger.	13
ARTICLE III CONVERSION OF SHARES		13
3.1.	Conversion of Cheviot Financial Common Stock; Merger Consideration.	13
3.2.	Election Procedures.	14
3.3.	Procedures for Exchange of Cheviot Financial Common Stock.	17
3.4.	Reservation of Shares.	19
3.5.	Treatment of Cheviot Financial Stock Options and Cheviot Financial Restricted Shares.	19
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CHEVIOT FINANCIAL		19
4.1.	Standard.	20
4.2.	Organization.	20
4.3.	Capitalization.	21
4.4.	Authority; No Violation.	22
4.5.	Consents.	24
4.6.	Financial Statements; Reports.	24
4.7.	Taxes.	26
4.8.	No Material Adverse Effect.	27
4.9.	Material Contracts; Leases; Defaults.	27
4.10.	Ownership of Property; Insurance Coverage.	29
4.11.	Legal Proceedings.	30
4.12.	Compliance With Applicable Law.	31
4.13.	Employee Benefit Plans.	32
4.14.	Brokers, Finders and Financial Advisors.	36
4.15.	Environmental Matters.	36
4.16.	Loan Portfolio and Investment Securities.	38
4.17.	Other Documents.	39
4.18.	Related Party Transactions.	39
4.19.	Deposits.	40
4.20.	Antitakeover Provisions Inapplicable; Required Vote.	40
4.21.	Registration Obligations.	40
4.22.	Risk Management Instruments.	40
4.23.	Opinion of Financial Advisor.	41
4.24.	Intellectual Property.	41

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4.25.	Trust Accounts.	41
4.26.	Accuracy of Statements Made and Materials Provided to MainSource.	41
ARTICLE V REPRESENTATIONS AND WARRANTIES OF MAINSOURCE		42
5.1.	Standard.	42
5.2.	Organization.	42
5.3.	Capitalization.	43
5.4.	Authority; No Violation.	44
5.5.	Consents.	45
5.6.	Financial Statements; Reports.	46
5.7.	Taxes.	48
5.8.	No Material Adverse Effect.	48
5.9.	Ownership of Property; Insurance Coverage.	48
5.10.	Legal Proceedings.	49
5.11.	Compliance With Applicable Law.	50
5.12.	Employee Benefit Plans.	51
5.13.	Environmental Matters.	53
5.14.	Loan Portfolio.	54
5.15.	Antitakeover Provisions Inapplicable.	54
5.16.	Risk Management Arrangements.	54
5.17.	Brokers, Finders and Financial Advisors.	55
5.18.	MainSource Common Stock.	55
5.19.	Available Funds.	55
5.20.	Trust Accounts.	55
5.21.	Ownership of Cheviot Financial Shares.	55
5.22.	Accuracy of Statements Made and Materials Provided to Cheviot Financial.	56
ARTICLE VI COVENANTS OF CHEVIOT FINANCIAL		56
6.1.	Conduct of Business.	56
6.2.	Current Information.	61
6.3.	Access to Properties and Records.	62
6.4.	Financial and Other Statements.	64
6.5.	Maintenance of Insurance.	64
6.6.	Disclosure Supplements.	64
6.7.	Consents and Approvals of Third Parties; Proxy Solicitor.	64
6.8.	All Reasonable Efforts.	65
6.9.	Failure to Fulfill Conditions.	65
6.10.	No Solicitation.	65
6.11.	Board of Directors and Committee Meetings.	68
6.12.	Employee Benefits.	68
6.13.	Cheviot Financial 401(k) Plan.	69
6.14.	Cheviot Financial ESOP.	69
6.15.	Disposition Welfare Benefit and Code Section 125 Plans.	70
6.16.	Nonqualified Plans.	70
6.17.	Cheviot Financial Incentive Plans.	71
6.18.	Code Section 280G Parachute Payments.	71
6.19.	Cheviot Financial Stock Plans.	71
6.20.	Change in Control Agreements.	71

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6.21.	Rule 16b-3.	71
ARTICLE VII COVENANTS OF MAINSOURCE		72
7.1.	Conduct of Business.	72
7.2.	Disclosure Supplements.	72
7.3.	Consents and Approvals of Third Parties.	72
7.4.	All Reasonable Efforts.	72
7.5.	Failure to Fulfill Conditions.	73
7.6.	Employee Benefits; Advisory Board.	73
7.7.	Directors and Officers Indemnification and Insurance.	75
7.8.	Stock Listing.	78
7.9.	Stock and Cash Reserve.	78
7.10.	Rule 16b-3.	78
7.11.	Retention Pool.	78
7.12.	Employment Agreements/Consulting Agreements.	78
ARTICLE VIII REGULATORY AND OTHER MATTERS		78
8.1.	Meeting of Cheviot Financial Stockholders; Proxy Statement-Prospectus; Merger Registration Statement.	78
8.2.	Regulatory Approvals.	80
ARTICLE IX CLOSING CONDITIONS		81
9.1.	Conditions to Each Party’s Obligations under this Agreement.	81
9.2.	Conditions to the Obligations of MainSource under this Agreement.	82
9.3.	Conditions to the Obligations of Cheviot Financial under this Agreement.	83
ARTICLE X THE CLOSING		84
10.1.	Time and Place.	84
10.2.	Deliveries at the Pre-Closing and the Closing.	84
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		84
11.1.	Termination.	84
11.2.	Effect of Termination.	87
11.3.	Amendment, Extension and Waiver.	88
ARTICLE XII MISCELLANEOUS		88
12.1.	Confidentiality.	88
12.2.	Public Announcements.	89
12.3.	Survival.	89
12.4.	Notices.	89
12.5.	Parties in Interest.	90
12.6.	Complete Agreement.	90
12.7.	Counterparts.	91
12.8.	Severability.	91
12.9.	Governing Law.	91
12.10.	Interpretation.	91
12.11.	Specific Performance.	91
12.12.	Waiver of Jury Trial.	92

Exhibit A    Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 23, 2015, is by and between MainSource Financial Group, Inc., an Indiana corporation (“MainSource”) and Cheviot Financial Corp., a Maryland corporation (“Cheviot Financial”).  Each of MainSource and Cheviot Financial is sometimes individually referred to herein as a “party,” and MainSource and Cheviot Financial are collectively sometimes referred to as the “parties.”

WHEREAS, MainSource owns all of the issued and outstanding capital stock of MainSource Bank, an Indiana state chartered bank with its main office located at 201 North Broadway, Greensburg, Indiana 47240.

WHEREAS, Cheviot Financial owns all of the issued and outstanding capital stock of Cheviot Savings Bank, an Ohio-chartered savings and loan association with its main office located at 3723 Glenmore Avenue, Cheviot, Ohio 45211.

WHEREAS, the Board of Directors of each of MainSource and Cheviot Financial (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, and (ii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, Cheviot Financial will merge with and into MainSource (the “Merger”), and Cheviot Savings Bank will merge with and into MainSource Bank (the “Bank Merger”); and

WHEREAS, as a condition to the willingness of MainSource to enter into this Agreement, each of the directors and executive officers of Cheviot Financial have entered into a Voting Agreement with MainSource substantially in the form of Exhibit A hereto, dated as of the date hereof (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of Cheviot Financial owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.            Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.1.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this Agreement and Plan of Merger, and any amendment hereto.

“ASTM” shall have the meaning set forth in Section 6.3.2.

“Bank Merger” means the merger of Cheviot Savings Bank with and into MainSource Bank with MainSource Bank as the surviving entity.  The Bank Merger shall immediately follow the Merger.

“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.

“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between Cheviot Savings Bank and MainSource Bank.

“Bank Merger Effective Date” means the date that the Articles of Merger evidencing stockholder approval of the Bank Merger is filed with the Indiana DFI and the Indiana Secretary of State, or such other date as set forth in the Articles of Merger or as determined in accordance with applicable law.

“Bank Regulator” shall mean any Federal or state banking regulator having jurisdiction over the Parties, including but not limited to the Federal Deposit Insurance Corporation, the Ohio Division, the Indiana DFI, and the Board of Governors of the Federal Reserve System.

“Banking Code” means the Indiana Financial Institutions Act, as amended.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” shall have the meaning set forth in Section 8.2.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Cash/Stock Consideration” shall have the meaning set forth in Section 3.2.2.

“Certificate” shall mean a certificate or book entry evidencing shares of Cheviot Financial Common Stock.

“Cheviot Financial” shall mean Cheviot Financial Corp., a Maryland corporation, with its principal executive offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

“Cheviot Financial Common Stock” shall mean the common shares, par value $0.01 per share, of Cheviot Financial.

“Cheviot Financial Compensation and Benefits Plans” shall have the meaning set forth in Section 4.13.1 hereof.

“Cheviot Financial Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Cheviot Financial to MainSource pursuant to this Agreement.

“Cheviot Financial ERISA Affiliate” shall have the meaning set forth in Section 4.13.1.

“Cheviot Financial Financial Statements” shall mean (i) the audited consolidated balance sheets of Cheviot Financial as of December 31, 2014, 2013, and 2012 and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of Cheviot Financial for each of the three years ended December 31, 2014, 2013 and 2012, (ii) the unaudited interim consolidated financial statements of Cheviot Financial as of the end of each calendar quarter following December 31, 2014 and for the periods then ended, as filed by Cheviot Financial in its Securities Documents, and (iii) Call Reports (“Call Reports”) for Cheviot Savings Bank as of the close of business on December 31, 2014, 2013 and 2012, and for the three months ended September 30, 2015.

“Cheviot Financial 401(k) Plan” shall mean the Cheviot Savings Bank 401(k) Retirement Savings Plan.

“Cheviot Financial ESOP” shall mean the Cheviot Financial Corp. Employee Stock Ownership Plan.

“Cheviot Financial ESOP Loan” shall have the meaning set forth in Section 6.14.

“Cheviot Financial Preferred Stock” shall mean the preferred shares, par value $0.01 per share, of Cheviot Financial.

“Cheviot Financial PTO Policy” shall have the meaning set forth in Section 7.6.1.

“Cheviot Financial Recommendation” shall have the meaning set forth in Section 8.1.1.

“Cheviot Financial Regulatory Reports” means the Call Reports of Cheviot Savings Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2015, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar beginning with the quarter ended March 31, 2015 through the Closing Date.

“Cheviot Financial Reports” shall have the meaning set forth in Section 4.6.6.

“Cheviot Financial Representatives” shall have the meaning set forth in Section 6.10.1.

“Cheviot Financial Restricted Shares” shall mean shares of Cheviot Financial Common Stock granted as restricted stock pursuant to the Cheviot Financial Stock Plans.

 “Cheviot Financial Stock Options” shall mean the options granted under the Cheviot Financial Stock Plans.

“Cheviot Financial Stock Plans” shall mean the Cheviot Financial Corp. 2013 Equity Incentive Plan and the Cheviot Financial Corp. 2005 Stock-Based Incentive Plan.

 “Cheviot Financial Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“Cheviot Financial Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“Cheviot Financial Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“Cheviot Financial Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Cheviot Financial.

“Cheviot Savings Bank” shall mean Cheviot Savings Bank, an Ohio-chartered savings and loan association with its main office located at 3723 Glenmore Avenue, Cheviot, Ohio 45211.

“Cheviot Savings Bank Common Stock” shall have the meaning set forth in Section 4.3.2.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 7.6.1.

“Dodd-Frank Act” shall have the meaning set forth in Section 4.6.6.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESOP Termination Date” shall have the meaning set forth in Section 6.14.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare, Inc., or such other bank or trust company or other agent designated by MainSource, and reasonably acceptable to Cheviot Financial, which shall act as agent for MainSource in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean a Federal Home Loan Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IBCL” means the Indiana Business Corporation Law.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.7.2.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“Indiana DFI” shall mean the Indiana Department of Financial Institutions.

“Indiana Secretary” means the Indiana Secretary of State.

“Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after due inquiry by the executive officers of such Person and its Subsidiaries.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“MainSource” shall mean MainSource Financial Group, Inc., an Indiana corporation, with its principal executive office located at 2105 North State Road 3 Bypass, Greensburg, Indiana  47240.

“MainSource Bank” shall mean MainSource Bank, an Indiana state chartered bank with its principal office located at 201 North Broadway, Greensburg, Indiana 47240.

“MainSource Bank Common Stock” shall have the meaning set forth in Section 5.3.2.

“MainSource Bank Severance Plan” shall have the meaning set forth in Section 7.6.3.

“MainSource Common Stock” shall mean the common stock, no par value per share, of MainSource.

“MainSource Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.2.

“MainSource Disclosure Schedule” shall mean the collective written disclosure schedules delivered by MainSource to Cheviot Financial pursuant to this Agreement.

“MainSource ERISA Affiliate” shall have the meaning set forth in section 5.12.3.

 “MainSource Fee” shall have the meaning set forth in Section 11.2.2(C).

“MainSource Financial Statements” shall mean the (i) the audited consolidated statements of financial condition of MainSource as of December 31, 2014, 2013 and 2012 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of MainSource for each of the three years ended December 31, 2014, 2013 and 2012, as set forth in MainSource’s annual report for the year ended December 31, 2014, (ii) the unaudited interim consolidated financial statements of MainSource as of the end of each calendar quarter following December 31, 2014, and for the periods then ended, as filed by MainSource in its Securities Documents and (iii) Call Reports for MainSource Bank as of the close of business on December 31, 2014, 2013 and 2012, and for the three months ended September 30, 2015.

“MainSource KSOP” shall mean the MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan.

“MainSource Pension Plan” shall have the meaning set forth in Section 5.12.3.

“MainSource Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“MainSource Regulatory Reports” means the Call Reports of MainSource Bank and accompanying schedules as filed with the Federal Financial Institutions Examination Counsel, for each calendar quarter beginning with the quarter ended March 31, 2015, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar beginning with the quarter ended March 31, 2015 through the Closing Date.

“MainSource Reports” shall have the meaning set forth in Section 5.6.5.

“MainSource Stock Benefit Plans” means the MainSource Financial Group, Inc. 2003 Stock Option Plan, MainSource Financial Group, Inc. 2007 Stock Incentive Plan and the MainSource Financial Group, Inc. 2015 Stock Incentive Plan.

“MainSource Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by MainSource.

“MainSource Welfare Plan” shall have the meaning set forth in Section 7.6.6.

“Maryland Department” means the Maryland State Department of Assessments and Taxation.

“Material Adverse Effect” shall mean, with respect to MainSource or Cheviot Financial, respectively, any effect that (i) is material and adverse to the financial condition, results of operations, business, or assets of MainSource and its Subsidiaries taken as a whole, or Cheviot Financial and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either MainSource, on the one hand, or Cheviot Financial, on the other hand, to perform its obligations under this Agreement or otherwise materially threatens or materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated thereby, and compliance with this Agreement, on the business, customer relations, financial condition or results of operations of the parties and their respective Subsidiaries, including the resignation from employment of employees and expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, taken as a whole.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.7.1.

“MGCL” means the Maryland General Corporation Law.

“Merger” shall mean the merger of Cheviot Financial with and into MainSource, with MainSource as the surviving entity pursuant to the terms hereof.

“Merger Consideration” shall have the meaning as set forth in Section 3.1.3.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of MainSource Common Stock to be offered to holders of Cheviot Financial Common Stock in connection with the Merger.

“Mixed Election” shall have the meaning set forth in Section 3.2.2.

“NASDAQ” means the NASDAQ Stock Market.

“Non-Election” shall have the meaning set forth in Section 3.2.2.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Non-Fiduciary Stock” means Cheviot Financial Common Stock owned by MainSource or any direct or indirect wholly owned Subsidiary of MainSource or of Cheviot Financial immediately prior to the Effective Time, other than shares held in a fiduciary capacity or in connection with debts previously contracted.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

 “Ohio Division” means the Ohio Department of Commerce, Division of Financial Institutions.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; “foreclosed real estate”; or “real estate acquired for debts previously contracted.”

“Participation Facility” means any facility in which Cheviot Financial or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Per Share Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Phase I” shall have the meaning set forth in Section 6.3.2.

“Phase II” shall have the meaning set forth in Section 6.3.2.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.2.

“Regulatory Agreement” shall have the meaning set forth in Sections 4.12.3 and 5.11.3.

“Regulatory Approvals” means the approval of any Bank Regulator and any other Governmental Entity that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.6.6.

“SBA” shall mean the United States Small Business Administration or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.2.2.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC. Additionally, for the purpose of this Agreement, and in relation to Cheviot Financial, its “Subsidiaries” shall include any entity which is required to be consolidated with Cheviot Financial for financial reporting purposes pursuant to GAAP.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.

“Surviving Company” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean September 23, 2016.

 “Willful Breach” shall have the meaning set forth in Section 11.2.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1.            Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Cheviot Financial shall merge with and into MainSource, with MainSource as the resulting or surviving corporation (the “Surviving Company”), with its main office to be maintained at 2105 North State Road 3 Bypass, Greensburg, Indiana  47240; and (b) the separate existence of Cheviot Financial shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Cheviot Financial shall be vested in and assumed by MainSource.  As part of the Merger, each share of Cheviot Financial Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.            Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than ten business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, or (ii) the approval of the Merger by the stockholders of Cheviot Financial, or at such other date or time upon which MainSource and Cheviot Financial mutually agree (the “Closing”, with the date on which the Closing occurs being the “Closing Date”).  The Merger shall be effected by the filing of Articles of Merger with the Indiana Secretary in accordance with the IBCL and by the filing of Articles of Merger with the Maryland Department in accordance with the MGCL.  The Merger shall become effective at such time the Articles of Merger and the Articles of Merger are filed with the Indiana Secretary and the Maryland Department, respectively, or at such later time as the Parties agree and specify in the Articles of Merger, in accordance with the IBCL and the Articles of Merger in accordance with the MGCL (the date and time the Merger becomes effective being the “Effective Time”).

2.3.            Articles of Incorporation and Bylaws.

The Articles of Incorporation and Bylaws of MainSource as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Company, until thereafter amended as provided therein and by applicable law.

2.4.            Directors and Officers of Surviving Company.

Except as provided in Section 2.5, the directors of MainSource immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company.  The officers of MainSource immediately prior to the Effective Time shall be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

2.5.            Additional Director.

Subject to the director nomination process of the Nominating/Corporate Governance Committee, MainSource and MainSource Bank shall appoint one individual who is a director of Cheviot Financial (as of the date hereof and as of the Effective Time) and who is designated by MainSource and MainSource Bank, in consultation with Cheviot Financial, as a member of the MainSource and MainSource Bank Boards of Directors, to be effective immediately after the Closing Date.  MainSource and MainSource Bank shall commence such process promptly following the execution of this Agreement and shall conclude such process prior to the Closing.

2.6.            Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Closing, neither MainSource nor any of its Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.  MainSource and Cheviot Financial each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Sections 9.2.5 and 9.3.5, which certificates shall be effective as of the date of such opinions.

2.7.            Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, MainSource shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not prevent the rendering of the opinions contemplated by Sections 9.2.5 and 9.3.5; (ii) the consideration to be paid to the holders of Cheviot Financial Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required Regulatory Approvals or other consents and approvals relating to the consummation of the Merger.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.            Additional Actions.

If, at any time after the Effective Time, MainSource shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in MainSource its right, title or interest in, to or under any of the rights, properties or assets of Cheviot Financial or Cheviot Savings Bank, or (ii) otherwise carry out the purposes of this Agreement, Cheviot Financial, Cheviot Savings Bank and their officers and directors shall be deemed to have granted to MainSource and MainSource Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in MainSource or MainSource Bank its right, title or interest in, to or under any of the rights, properties or assets of Cheviot Financial or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of MainSource and MainSource Bank are authorized in the name of Cheviot Financial, Cheviot Savings Bank or otherwise to take any and all such action.

2.9. No Dissenters’ Rights.

Shareholders of Cheviot Financial are not entitled to any dissenters’ rights under Title 3 of the Maryland General Corporation Law, as amended.  Cheviot Financial shall take no action which would result in the loss of such exemption prior to the Effective Time.

2.10. Bank Merger.

Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, immediately following the Effective Time of the Merger, Cheviot Savings Bank will merge with and into MainSource Bank, and MainSource Bank shall be the surviving institution. The Bank Merger Effective Time shall immediately follow the Effective Time of the Merger, at which time the Bank Merger shall be consummated.

ARTICLE III

CONVERSION OF SHARES

3.1.            Conversion of Cheviot Financial Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of MainSource, Cheviot Financial or the holders of any of the shares of Cheviot Financial Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of MainSource Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. Each share of Non-Fiduciary Stock shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of Cheviot Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than Non-Fiduciary Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $15.00 in cash, without interest (the “Per Share Cash Consideration”); or (ii) 0.6916 shares (the “Exchange Ratio”) of MainSource Common Stock (the “Per Share Stock Consideration”). The Per Share Cash Consideration and the Per Share Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4. After the Effective Time, shares of Cheviot Financial Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section have no rights except the right to receive the Merger Consideration.

3.1.5. In the event MainSource changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of MainSource Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding MainSource Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to MainSource Common Stock if MainSource issues additional shares of MainSource Common Stock and receives fair market value consideration for such shares.

3.1.6. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of MainSource Common Stock shall be issued upon the surrender for exchange of Certificates.  In lieu of the issuance of any such fractional share, MainSource shall pay to each former holder of Cheviot Financial Common Stock who otherwise would be entitled to receive a fractional share of MainSource Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of MainSource Common Stock as reported on NASDAQ for the ten (10) consecutive trading days ending on the third business day preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of Cheviot Financial Common Stock owned by a Cheviot Financial stockholder shall be combined so as to calculate the maximum number of whole shares of MainSource Common Stock issuable to such Cheviot Financial stockholder.

3.2. Election Procedures.

3.2.1. In the aggregate, fifty percent (50.0%) of the total number of shares of Cheviot Financial Common Stock issued and outstanding at the Effective Time (excluding any Non-Fiduciary Stock (the “Stock Conversion Number”)), shall be converted into the Per Share Stock Consideration and the remaining outstanding shares of Cheviot Financial Common Stock shall be converted into the Per Share Cash Consideration.  Shares of Cheviot Financial Common Stock as to which a Cash Election (including, as part of a Mixed Election) has been made are referred to herein as “Cash Election Shares.”  Shares of Cheviot Financial Common Stock as to which a Stock Election has been made (including, as part of a Mixed Election) are referred to as “Stock Election Shares.”  Shares of Cheviot Financial Common Stock as to which no election has been made (or as to which an Election Form is not timely returned or not properly completed) are referred to herein as “Non-Election Shares.”  The aggregate number of shares of Cheviot Financial Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon timely and proper delivery of such Certificates to the Exchange Agent), in such form as Cheviot Financial and MainSource shall mutually agree (“Election Form”), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such other date as MainSource and Cheviot Financial shall mutually agree (the “Mailing Date”) to each holder of record of Cheviot Financial Common Stock as of five business days prior to the Mailing Date, or such other date as the parties shall agree (the “Election Form Record Date”).  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Per Share Cash Consideration for all of the shares of Cheviot Financial Common Stock held by such holder (a “Cash Election”), (ii) to elect to receive the Per Share Stock Consideration for all of the shares of Cheviot Financial Common Stock held by such holder (a “Stock Election”), (iii) elect to receive the Per Share Stock Consideration for a portion of such holder’s Cheviot Financial Common Stock and the Per Share Cash Consideration for the remaining portion of such holder’s Cheviot Financial Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of the Per Share Cash Consideration or the Per Share Stock Consideration for such shares of Cheviot Financial Common Stock (a “Non-Election”).  A holder of record of shares of Cheviot Financial Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Cheviot Financial Common Stock held by such Representative for a particular beneficial owner.  Any shares of Cheviot Financial Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th calendar day following the Mailing Date (or such other time and date as MainSource and Cheviot Financial may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  Cheviot Financial shall make available Election Forms to persons who become holders (or beneficial owners) of Cheviot Financial Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.  Cheviot Financial shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Cheviot Financial Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  If a Cheviot Financial stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline without submitting a properly completed replacement Election Form, the shares of Cheviot Financial Common Stock held by such stockholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  MainSource shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and, subject to Section 3.1.6 hereof, each holder of Stock Election Shares will be entitled to receive the Per Share Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Per Share Cash Consideration.

3.2.5.  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and, subject to Section 3.1.6 hereof, each holder of Non-Election Shares shall receive the Per Share Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Per Share Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and, subject to Section 3.1.6 hereof, each holder of Cash Election Shares shall receive the Per Share Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Per Share Cash Consideration.

3.3.            Procedures for Exchange of Cheviot Financial Common Stock.

3.3.1. MainSource to Make Merger Consideration Available.  No later than the business day prior to the Closing Date, MainSource shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Cheviot Financial Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of MainSource Common Stock, or at MainSource’s option, evidence of shares in book entry form, and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of Cheviot Financial Common Stock) (such cash and certificates for shares of MainSource Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange of Certificates.  MainSource shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificates with an Election Form a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Cheviot Financial Common Stock represented by such Certificates shall have been converted as a result of the Merger if any.  The letter of transmittal (which shall be subject to the reasonable approval of Cheviot Financial) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Cheviot Financial Common Stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any Per Share Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3. Rights of Holders of Certificates after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding Cheviot Financial Common Stock shall have no rights, after the Effective Time, with respect to such Cheviot Financial Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to MainSource Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3.  After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MainSource Common Stock represented by such Certificate.

3.3.4. Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. Closing of Transfer Books.  The stock transfer books of Cheviot Financial shall be closed immediately upon the Effective Time.  From and after the Effective Time, there shall be no transfers on the stock transfer books of Cheviot Financial of the Cheviot Financial Common Stock that was outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. Return of Exchange Fund.  At any time following the twelve (12) month period after the Effective Time, MainSource shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to MainSource (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither MainSource nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. Withholding.  MainSource or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Cheviot Financial Common Stock such amounts as MainSource or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by MainSource or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Cheviot Financial Common Stock in respect of whom such deduction and withholding were made by MainSource or the Exchange Agent.

3.4.            Reservation of Shares.

MainSource shall reserve for issuance a sufficient number of shares of the MainSource Common Stock for the purpose of issuing shares of MainSource Common Stock to the Cheviot Financial stockholders in accordance with this Article III.

3.5.	Treatment of Cheviot Financial Stock Options and Cheviot Financial Restricted Shares.

3.5.1           Cheviot Financial Disclosure Schedule 3.5.1 sets forth all of the outstanding Cheviot Financial Stock Options as of the date hereof.  At the Effective Time, all outstanding and unexercised Cheviot Financial Stock Options will vest in full and will cease to represent an option to purchase shares of Cheviot Financial Common Stock and will be converted automatically into the right to receive an amount of cash equal to the product of (i) the difference (if positive) between (A) the Per Share Cash Consideration, minus (B) the exercise price of such Cheviot Financial Stock Option, multiplied by (ii) the number of shares of Cheviot Financial Common Stock subject to said Cheviot Financial Stock Option.  Cheviot Financial will be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax Laws as allowed under the Cheviot Financial Stock Plans.

3.5.2           Cheviot Financial Disclosure Schedule 3.5.2 sets forth all of the outstanding Cheviot Financial Restricted Shares as of the date hereof.  At the Effective Time, each Cheviot Financial Restricted Share will become fully vested and the restrictions thereon shall lapse, and each holder of a Cheviot Financial Restricted Share will be entitled to receive the Merger Consideration in accordance with Sections 3.1 and 3.2 of this Agreement.  Cheviot Financial will be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax Laws with respect to the lapsing of such restrictions and as allowed under the Cheviot Financial Stock Plans.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CHEVIOT FINANCIAL

Cheviot Financial represents and warrants to MainSource that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as specifically set forth in the Cheviot Financial Disclosure Schedule delivered by Cheviot Financial to MainSource on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date.  Cheviot Financial has made a good faith effort to ensure that the disclosure on each schedule of the Cheviot Financial Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the Cheviot Financial Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable MainSource to identify the items to which it applies.

4.1.            Standard.

No representation or warranty of Cheviot Financial contained in this Article IV shall be deemed untrue or incorrect, and Cheviot Financial shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2, 4.3, 4.4, 4.6, 4.13.8, 4.13.9, 4.13.10, 4.13.12, 4.14, 4.18 and 4.26, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects, and to the representations and warranties contained in Section 4.8, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.  For purposes of the number of shares disclosed in Section 4.3, a breach of such representation or warranty shall be considered to be “material” if it results in an increase in the number of shares with a value exceeding $250,000.

4.2.            Organization.

4.2.1. Cheviot Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA.  Cheviot Financial has the full power and authority (corporate and otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Cheviot Financial.

4.2.2. Cheviot Savings Bank is an Ohio-chartered savings and loan association duly organized, validly existing and in good standing under the laws of the State of Ohio.  Cheviot Savings Bank has full power and authority (corporate and otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as it is now being conducted.  The deposits of Cheviot Savings Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Cheviot Savings Bank is a member in good standing of the FHLB of Cincinnati and owns the requisite amount of stock therein.  The location of the principal office and each branch office of Cheviot Savings Bank is set forth in Cheviot Financial Disclosure Schedule 4.2.2.

4.2.3. Cheviot Financial Disclosure Schedule 4.2.3 sets forth each Cheviot Financial Subsidiary.  Each Cheviot Financial Subsidiary (other than Cheviot Savings Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has full power and authority (corporate and otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as it is now being conducted.  Other than shares of capital stock of the Cheviot Financial Subsidiaries, listed on Cheviot Financial Disclosure Schedule 4.2.3, Cheviot Financial does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of Cheviot Financial or any Cheviot Financial Subsidiary, equity interests held by any Cheviot Financial Subsidiary in a fiduciary capacity, investments or equity interests in data processing companies as required by contract, and equity interests held in connection with the lending activities of Cheviot Financial or its Subsidiaries.

4.2.4. The respective minute books of Cheviot Financial and each other Cheviot Financial Subsidiary accurately record, in all material respects, all corporate actions of their respective stockholders and boards of directors (including committees), and the books and records of Cheviot Financial are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Cheviot Financial on a consolidated basis set forth in the Cheviot Financial Financial Statements.  All such minutes, books and records have been made available to MainSource, other than those portions of minutes, books and records (a) that discuss any of the transactions contemplated by this Agreement, (b) that would result in the violation of confidentiality obligations owed to third parties, (c) that would result in the waiver by it of the privilege protecting communications between it and any of its counsel, or (d) with regard to which disclosure is prohibited by law or regulation.

4.2.5. Prior to the date of this Agreement, Cheviot Financial has made available to MainSource true and correct copies of the articles of incorporation or charter or code of regulations or bylaws of Cheviot Financial and each other Cheviot Financial Subsidiary, each as in effect as of the date of this Agreement.

4.3.            Capitalization.

4.3.1. The authorized capital stock of Cheviot Financial consists of thirty million (30,000,000) shares of Cheviot Financial Common Stock, par value $0.01 per share, and five million (5,000,000) shares of Cheviot Financial Preferred Stock.  There are six million eight hundred two thousand, nine hundred forty-four (6,802,944) shares of Cheviot Financial Common Stock outstanding, all of which have been duly and validly authorized by all necessary corporate action of Cheviot Financial, are validly issued, fully paid and nonassessable and free of preemptive rights.  There are no shares of Cheviot Financial Preferred Stock outstanding.  Schedule 3.5.1 sets forth all of the Cheviot Financial Stock Options outstanding under the Cheviot Financial Stock Benefit Plans.  There are no shares of Cheviot Financial Common Stock held by Cheviot Financial as treasury stock.  Neither Cheviot Financial nor any Cheviot Financial Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Cheviot Financial Common Stock, or any other security of Cheviot Financial or any securities representing the right to vote, purchase or otherwise receive any shares of Cheviot Financial Common Stock or any other security of Cheviot Financial, other than shares issuable under the Cheviot Financial Stock Benefit Plans.  Cheviot Financial has no capital stock authorized, issued or outstanding other than as described in this Section 4.3.1 and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Cheviot Financial Common Stock, other than unvested shares of restricted stock that have already been granted as of the date of this Agreement or pursuant to Cheviot Financial Stock Options that have been granted as of the date of this Agreement.  Each share of Cheviot Financial Common Stock is entitled to one vote per share. A description of the Cheviot Financial Common Stock is contained in the Articles of Incorporation of Cheviot Financial.

4.3.2. The authorized capital stock of Cheviot Savings Bank consists of one thousand (1,000) shares of common stock, par value $0.01 per share (“Cheviot Savings Bank Common Stock”).  There are 1,000 shares of Cheviot Savings Bank Common Stock outstanding. All of the issued and outstanding shares of Cheviot Savings Bank Common Stock have been duly and validly authorized by all necessary corporation action of Cheviot Savings Bank and are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Cheviot Financial free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.  Either Cheviot Financial or Cheviot Savings Bank owns all of the issued and outstanding shares of capital stock or other equity ownership interests of each Cheviot Financial Subsidiary free and clear of all liens, security interests, pledges, charges, claims, encumbrances, agreements, restrictions, options and preemptive rights and of all other rights or claims of any other Person of any kind or nature.

4.3.3. Except as set forth on Cheviot Financial Disclosure Schedule 4.3.3, to the Knowledge of Cheviot Financial, no Person is the beneficial owner (as defined in Section 13d-3 of the Exchange Act) of five percent (5%) or more of the outstanding shares of Cheviot Financial Common Stock, except for equity interests held in the investment portfolios of Cheviot Financial or any Cheviot Financial Subsidiary, equity interests held by any Cheviot Financial Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Cheviot Financial or its Subsidiaries.

4.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Cheviot Financial’s stockholders may vote has been issued by Cheviot Financial and are outstanding.

4.4.            Authority; No Violation.

4.4.1. Cheviot Financial has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Cheviot Financial’s stockholders (the “Cheviot Financial Stockholder Approval”), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Cheviot Financial and the completion by Cheviot Financial of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Cheviot Financial, and no other corporate proceedings on the part of Cheviot Financial, other than the Cheviot Financial Stockholder Approval, are necessary to approve this Agreement and complete the transactions contemplated hereby, up to and including the Merger.  This Agreement has been duly and validly executed and delivered by Cheviot Financial, and subject to Cheviot Financial Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by MainSource, constitutes the valid and binding obligation of Cheviot Financial, enforceable against Cheviot Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to the receipt of the Regulatory Approvals and compliance by MainSource and Cheviot Financial with any conditions contained therein, and Cheviot Financial Stockholder Approval,

(A)	the execution and delivery of this Agreement by Cheviot Financial,

(B)	the consummation of the transactions contemplated hereby, and

(C)	compliance by Cheviot Financial with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation, bylaws, or charter documents of Cheviot Financial or any Cheviot Financial Subsidiary; (ii) violate any local, state or federal law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cheviot Financial or any Cheviot Financial Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Cheviot Financial or any Cheviot Financial Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument, investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Cheviot Financial and the Cheviot Financial Subsidiaries taken as a whole.

4.4.3. The Cheviot Financial Stockholder Approval is the only vote of holders of any class of Cheviot Financial’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.4.4. The Board of Directors of Cheviot Financial, by resolution duly adopted by the unanimous vote of the Board of Directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Cheviot Financial and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of Cheviot Financial approve this Agreement and directed that such matter be submitted for consideration by the Cheviot Financial stockholders at the Cheviot Financial Stockholders Meeting.

4.5. Consents.

Except for (i) the Regulatory Approvals and compliance with any conditions contained therein, (ii) the filing with the SEC of (x) the Merger Registration Statement and (y) such reports under Securities Laws as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing of MainSource Common Stock to be issued in the Merger on NASDAQ, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of MainSource Common Stock pursuant to this Agreement, (v) the Cheviot Financial Stockholder Approval and (vi) the filing of certificates of merger with the Indiana Secretary and the Maryland Department, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Cheviot Financial, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by Cheviot Financial, and the completion by Cheviot Financial of the Merger.  To the Knowledge of Cheviot Financial, no fact or circumstance exists, including any possible other transaction pending or under consideration by Cheviot Financial or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the Ohio Division or the Indiana DFI, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the HOLA, the Banking Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.6.            Financial Statements; Reports.

4.6.1. Cheviot Financial has previously made available to MainSource the Cheviot Financial Financial Statements.  The Cheviot Financial Financial Statements have been prepared in accordance with GAAP or regulatory accounting principles or regulatory instructions, as applicable, from the books and records of Cheviot Financial and each Cheviot Financial Subsidiary, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations, cash flows, and changes to shareholders’ equity of Cheviot Financial and the Cheviot Financial Subsidiaries on a consolidated basis as of and for the respective periods ended on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.2. At the date of each balance sheet included in the Cheviot Financial Financial Statements, Cheviot Financial did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Cheviot Financial Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3. Cheviot Financial and each Cheviot Financial Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2014 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith.  The Cheviot Financial Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.4. None of Cheviot Financial or any Cheviot Financial Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or the Cheviot Financial Subsidiary or accountants except in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Cheviot Financial.  Cheviot Financial (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Cheviot Financial, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Cheviot Financial by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Cheviot Financial’s outside auditors and the audit committee of the Cheviot Financial Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Cheviot Financial’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Cheviot Financial’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Cheviot Financial’s auditors and audit committee and a copy has previously been made available to MainSource.  As of the date hereof, Cheviot Financial has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

4.6.5. Since December 31, 2014, (A) neither Cheviot Financial nor any Cheviot Financial Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Cheviot Financial or any Cheviot Financial Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Cheviot Financial or any Cheviot Financial Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Cheviot Financial or any Cheviot Financial Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Cheviot Financial or any Cheviot Financial Subsidiary, whether or not employed by Cheviot Financial or any Cheviot Financial Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

4.6.6. Cheviot Financial has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2014 (the “Cheviot Financial Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Cheviot Financial Reports complied, and each Cheviot Financial Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Cheviot Financial Reports. None of the Cheviot Financial Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Cheviot Financial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of Cheviot Financial no enforcement action has been initiated by the SEC against Cheviot Financial or its officers or directors relating to disclosures contained in any Cheviot Financial Report.

4.7.            Taxes.

Cheviot Financial and the Cheviot Financial Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2012, Cheviot Financial and each Cheviot Financial Subsidiary has duly and timely filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state, local and foreign tax returns of every type and kind required to be filed by or with respect to Cheviot Financial and each Cheviot Financial Subsidiary, taking into account any extensions (all such returns being true, complete and correct in all material respects) and has duly paid, or made provisions for, on or prior to the date of this Agreement, and will duly pay, or make provisions for, on or prior to the Closing Date in accordance with GAAP, the payment of all material federal, state and local taxes, assessments and other governmental charges that have been incurred by or are due, or claimed to be due, from Cheviot Financial and any Cheviot Financial Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  Except as set forth on Cheviot Financial Disclosure Schedule 4.7, Cheviot Financial has received no notice of, and to the Knowledge of Cheviot Financial, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Cheviot Financial or any Cheviot Financial Subsidiary, no federal, state or local tax returns of Cheviot Financial or any Cheviot Financial Subsidiary has been audited by any taxing authority during the past five (5) years, and no claim has been made by any authority in a jurisdiction where Cheviot Financial or any Cheviot Financial Subsidiary does not file tax returns that Cheviot Financial or any such Cheviot Financial Subsidiary is subject to taxation in that jurisdiction.  Except as set forth on Cheviot Financial Disclosure Schedule 4.7, Cheviot Financial and the Cheviot Financial Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.  Cheviot Financial and each Cheviot Financial Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Cheviot Financial and each Cheviot Financial Subsidiary, to the Knowledge of Cheviot Financial, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2014, through and including the date of this Agreement, neither Cheviot Financial nor any Cheviot Financial Subsidiary has made any material election for federal or state income tax purposes.

4.8.            No Material Adverse Effect.

Cheviot Financial and the Cheviot Financial Subsidiaries, individually and taken as a whole, have not suffered any Material Adverse Effect since December 31, 2014 and no event has occurred or circumstance arisen since that date which, individually and in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Cheviot Financial and the Cheviot Financial Subsidiaries, individually and taken as a whole, except as otherwise disclosed in any Cheviot Financial Report.

4.9.            Material Contracts; Leases; Defaults.

4.9.1. Except as set forth on Cheviot Financial Disclosure Schedule 4.9.1, neither Cheviot Financial nor any Cheviot Financial Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by Cheviot Financial or any Cheviot Financial Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of Cheviot Financial or any Cheviot Financial Subsidiary; (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Cheviot Financial or any Cheviot Financial Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB of Cincinnati advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to

MainSource or any MainSource Subsidiary; (iv) any other agreement, written or, to Cheviot Financial’s knowledge, oral, that obligates Cheviot Financial or any Cheviot Financial Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; (v) any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license; or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Cheviot Financial or any Cheviot Financial Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).  None of Cheviot Financial or any Cheviot Financial Subsidiary is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on Cheviot Financial.

4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease is listed on Cheviot Financial Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Cheviot Financial nor any Cheviot Financial Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event by Cheviot Financial or and Cheviot Financial Subsidiary that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. Cheviot Financial has previously made available to MainSource true and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 on or before the date hereof, and are in full force and effect on the date hereof.  Except as set forth in Cheviot Financial Disclosure Schedule 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Cheviot Financial or any Cheviot Financial Subsidiary is a party or under which Cheviot Financial or any Cheviot Financial Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause or for good reason and continue to accrue future benefits thereunder.  Except as set forth in Cheviot Financial Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Cheviot Financial or any Cheviot Financial Subsidiary or upon the occurrence of a subsequent event; or (ii) requires Cheviot Financial or any Cheviot Financial Subsidiary to provide a benefit in the form of Cheviot Financial Common Stock or determined by reference to the value of Cheviot Financial Common Stock.

4.9.4. Except as set forth in Cheviot Financial Disclosure Schedule 4.9.4, since December 31, 2014, through and including the date of this Agreement, neither Cheviot Financial nor any Cheviot Financial Subsidiary has (i) made any material change in the credit policies or procedures of Cheviot Financial or any Cheviot Financial Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans, loan commitments and real estate owned in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of Cheviot Financial or any Cheviot Financial Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Cheviot Financial and each Cheviot Financial Subsidiary have good and marketable title (and, for real property, in fee simple absolute, including, without limitation, all real property used as bank premises and all other real estate owned) to all assets and properties owned by Cheviot Financial or each Cheviot Financial Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent Cheviot Financial Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such Cheviot Financial Financial Statements), subject to no material encumbrances, liens, restrictions, options, charges, mortgages, security interests, pledges, land or conditional sales contracts, claims, or rights of third parties, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Cincinnati, inter-bank credit facilities, reverse repurchase agreements or any transaction by Cheviot Financial or a Cheviot Financial Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iv) liens that Cheviot Financial or a Cheviot Financial Subsidiary are in the process of establishing or obtaining with respect to Other Real Estate Owned.  Cheviot Financial and each Cheviot Financial Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by Cheviot Financial and the Cheviot Financial Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. All real property owned, or to the Knowledge of Cheviot Financial leased, by Cheviot Financial or any Cheviot Financial Subsidiary is in compliance in all material respects with all applicable zoning and land use laws.  To Cheviot Financial’s Knowledge, all real property, machinery, equipment, furniture and fixtures owned or leased by Cheviot Financial or any Cheviot Financial Subsidiary that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

4.10.2.  With respect to all material agreements pursuant to which Cheviot Financial or any Cheviot Financial Subsidiary has purchased securities subject to an agreement to resell, if any, Cheviot Financial or such Cheviot Financial Subsidiary, as the case may be, has a lien or security interest (which is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. Cheviot Financial has provided MainSource with a true, accurate and complete copy of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Cheviot Financial or any Cheviot Financial Subsidiary on the date hereof or with respect to which Cheviot Financial or any Cheviot Financial Subsidiary pays any premiums.  Each such policy is in full force and effect and all premiums due thereon have been paid when due.  Cheviot Financial and each Cheviot Financial Subsidiary maintain insurance considered by Cheviot Financial in good faith to be reasonable for their respective operations.  Neither Cheviot Financial nor any Cheviot Financial Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as set forth in Cheviot Financial Disclosure Schedule 4.10.3, there are presently no material claims pending under such policies of insurance and no notices have been given by Cheviot Financial or any Cheviot Financial Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years Cheviot Financial and each Cheviot Financial Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.  Cheviot Financial Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Cheviot Financial and each Cheviot Financial Subsidiary as well as the other matters required to be disclosed under this Section 4.10.3.

4.11. Legal Proceedings.

Except as set forth in Cheviot Financial Disclosure Schedule 4.11, neither Cheviot Financial nor any Cheviot Financial Subsidiary is a party to any, and there are no pending or, to Cheviot Financial’s Knowledge, threatened, material legal, administrative, arbitration or other material proceedings, suits, claims (whether asserted or unasserted), actions, mediations, arbitrations, or governmental investigations or inquiries of any nature, (i) against Cheviot Financial or any Cheviot Financial Subsidiary, (ii) to which Cheviot Financial or any Cheviot Financial Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Cheviot Financial to perform under this Agreement. Cheviot Financial does not have Knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Cheviot Financial or any Cheviot Financial Subsidiary that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Cheviot Financial.  Neither Cheviot Financial nor any Cheviot Financial Subsidiary is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to Cheviot Financial’s Knowledge, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to Cheviot Financial’s Knowledge, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

4.12. Compliance With Applicable Law.

4.12.1. Except as set forth in Cheviot Financial Disclosure Schedule 4.12.1, (i) Cheviot Financial and each Cheviot Financial Subsidiary is currently in compliance in all material respects with, and since January 1, 2010, has been in material compliance with all federal, state, local, or foreign statutes, laws, regulations, ordinances, rules, judgments, restrictions or requirements, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Cheviot Financial nor any Cheviot Financial Subsidiary has received any written notice to the contrary and (ii) the Board of Directors of Cheviot Savings Bank has adopted and Cheviot Savings Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (a) does not contain adequate and appropriate customer identification verification procedures, or (b) has been deemed ineffective.

4.12.2. Each of Cheviot Financial and each Cheviot Financial Subsidiary has and holds all material permits, licenses, franchises, certificates, authorizations, orders and approvals necessary for the continued conduct of their businesses without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to MainSource at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.  To the Knowledge of Cheviot Financial, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.

4.12.3. Except as set forth in Cheviot Financial Disclosure Schedule 4.12.3, for the period beginning January 1, 2014, neither Cheviot Financial nor any Cheviot Financial Subsidiary has received any written notification or, to the Knowledge of Cheviot Financial, any other communication from any Bank Regulator: (i) asserting that Cheviot Financial or any Cheviot Financial Subsidiary is not in material compliance with any statutes, regulations, ordinances or guidance (including compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines

(including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers)); (ii) threatening to revoke any material license, franchise, permit or governmental authorization relating to Cheviot Financial or any Cheviot Financial Subsidiary; (iii) requiring or threatening to require Cheviot Financial or any Cheviot Financial Subsidiary, or indicating that Cheviot Financial or any Cheviot Financial Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Cheviot Financial or any Cheviot Financial Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of Cheviot Financial or any Cheviot Financial Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Neither Cheviot Financial nor any Cheviot Financial Subsidiary has consented to or entered into any currently effective Regulatory Agreement, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Bank Regulator or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated savings and loan holding companies or their subsidiaries, whether or not set forth in the Cheviot Financial Disclosure Schedule (a “Cheviot Financial Regulatory Agreement”), nor has Cheviot Financial or any Cheviot Financial Subsidiary been advised by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Cheviot Financial Regulatory Agreement.  The most recent regulatory rating given to Cheviot Financial (or Cheviot Savings Bank, as applicable) as to compliance with the Community Reinvestment Act (the “CRA”) is “Satisfactory” or better.

4.12.4. All of the existing offices and branches of Cheviot Savings Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect.  Cheviot Savings Bank has no approved but unopened offices or branches.

4.13. Employee Benefit Plans.

4.13.1.  Cheviot Financial Disclosure Schedule 4.13.1 includes a list of all existing bonus, incentive, deferred compensation (whether funded or unfunded), supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), group insurance, medical and prescription drug arrangements, policies or plans, fringe benefit plans, vacation and sick leave plans or policies (and leave schedule thereunder) all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all summary plan descriptions thereof (including any modifications thereto) and all other material benefit practices, policies and arrangements, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, sponsored or otherwise maintained by Cheviot

Financial or any member of a controlled group of corporations under Code Section 414(b) of which Cheviot Financial is or was at any time a member, and any trade or business (whether or not incorporated) which is or was at any time under common control with Cheviot Financial under Code Section 414(c), all other entities which together are  or were at any time prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o), or any Cheviot Financial Subsidiary  (collectively, “Cheviot Financial ERISA Affiliate”), whether written or oral, in which Cheviot Financial or any Cheviot Financial ERISA Affiliate participates as a participating employer, or to which Cheviot Financial or any Cheviot Financial ERISA Affiliate contributes or is or has been at any time obligated to contribute in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Cheviot Financial Compensation and Benefit Plans”).  Neither Cheviot Financial nor any Cheviot Financial ERISA Affiliate has any commitment to create any additional Cheviot Financial Compensation and Benefit Plan or to materially modify or change any existing Cheviot Financial Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or otherwise comply with applicable law. Cheviot Financial has made available to MainSource true and correct copies of the Cheviot Financial Compensation and Benefit Plans.

4.13.2.  To the Knowledge of Cheviot Financial, each Cheviot Financial Compensation and Benefit Plan has been operated and administered in all material respects, on a continuous basis since their adoption, in accordance with its terms and, in all material respects, with applicable law, including, but not limited to, ERISA and Department of Labor Regulations promulgated thereunder, the Code and Treasury Regulations promulgated thereunder, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, the Patient Protection and Affordable Care Act of 2010 (“ACA”) and any other regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each Cheviot Financial Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination or opinion letter from the IRS, or is entitled to rely on a determination letter issued to the sponsor or a master or prototype plan, and Cheviot Financial is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination or opinion letter.  There is no material pending or, to the Knowledge of Cheviot Financial, threatened action, suit or claim relating to any of the Cheviot Financial Compensation and Benefit Plans (other than routine claims for benefits).  Neither Cheviot Financial nor any of its Cheviot Financial ERISA Affiliates has engaged in a transaction, or omitted to take any action, with respect to any Cheviot Financial Compensation and Benefit Plan that would reasonably be expected to subject Cheviot Financial or any of Cheviot Financial ERISA Subsidiary to a material unpaid tax or civil penalty imposed by ERISA  Section 502 of ERISA or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

4.13.3. No “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained by Cheviot Financial or any Cheviot Subsidiary for the benefit of the employees or former employees of Cheviot Financial or any Cheviot Financial ERISA Affiliate for the benefit of the employees or former employees of Cheviot Financial or any Cheviot Financial ERISA Affiliate, nor are Cheviot Financial or any Cheviot Financial ERISA required to contribute to any defined benefit pension plan which is subject to Title IV of ERISA and do not have any liability with respect to any plan that is, (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a pension plan subject to Section 302 of ERISA or Section 412 of the Code, or (iii) a multi-employer pension plan (as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA).

4.13.4.  Except as set forth in Cheviot Financial Disclosure Schedule 4.13.4, all material contributions required to be made under the terms of any Cheviot Financial Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations have been accrued on Cheviot Financial’s consolidated financial statements to the extent required by and in accordance with GAAP.  Cheviot Financial and any Cheviot Financial ERISA Affiliate has expensed and accrued as a liability the present value of future benefits under each applicable Cheviot Financial Compensation and Benefit Plan for financial reporting purposes in accordance with applicable laws and GAAP.

4.13.5.  Except as set forth in Cheviot Financial Disclosure Schedule 4.13.5, neither Cheviot Financial nor any Cheviot Financial ERISA Affiliate has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Cheviot Financial Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by Cheviot Financial or any Cheviot Financial ERISA Affiliate that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits, other than as set forth in Cheviot Financial Disclosure Schedule 4.13.5.

4.13.6.  Neither Cheviot Financial nor any Cheviot Financial ERISA Affiliate maintains any Cheviot Financial Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7.  With respect to each Cheviot Financial Compensation and Benefit Plan, if applicable, Cheviot Financial has provided or made available to MainSource copies of the:  (A) trust instruments and insurance contracts; (B) two most recent annual reports on IRS Form 5500; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.13.8.  Except as set forth in Cheviot Financial Disclosure Schedule 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation (other than in such person’s capacity as a stockholder), (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Cheviot Financial Compensation and Benefit Plan,  (C) result in any material increase in benefits payable under any Cheviot Financial Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of Cheviot Financial or any Cheviot Financial ERISA Affiliate to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.9.  Neither Cheviot Financial nor any Cheviot Financial ERISA Affiliate maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10.  All deferred compensation plans, programs or arrangements for payment of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have been in documentary compliance and have been operated in all respects in accordance with Section 409A of the Code and Treasury Regulations promulgated thereunder.

4.13.11.  Set forth in Cheviot Financial Disclosure Schedule 4.13.11 is a list, as of a date not more than thirty (30) days preceding the date of this Agreement, of the names of all officers and employees of Cheviot Savings Bank or Cheviot Financial, including their title and rate of salary, and their date of hire.

4.13.12.  Since December 31, 2014, through and including the date of this Agreement, and except as set forth in Cheviot Financial Disclosure Schedule 4.13.12, neither Cheviot Financial nor any Cheviot Financial ERISA Affiliate has, except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2014, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice.

4.13.13.  There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, or to the Knowledge of Cheviot Financial threatened or currently in process by any governmental agency involving any Cheviot Financial Compensation and Benefit Plans.

4.13.14. There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or to the Knowledge of Cheviot Financial threatened against Cheviot Financial or any Cheviot Financial ERISA Affiliate or any Cheviot Financial Compensation and Benefit Plans or the assets of any such plan.

4.13.15.  Except as set forth in Cheviot Financial Disclosure Schedule 4.13.15, no current of former director, officer or employee of Cheviot Financial or any Cheviot Financial ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with Cheviot Financial or any Cheviot Financial ERISA Affiliate, except to the extent that such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by Cheviot Financial or any Cheviot Financial ERISA Affiliate.

4.13.16.  With respect to all group health plans as defined in ERISA Section 607(1), sponsored or maintained by Cheviot Financial or any Cheviot Financial ERISA Affiliate, to the Knowledge of Cheviot Financial, no director, officer, employee or agent of Cheviot Financial or any Cheviot Financial ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Cheviot Financial or any Cheviot Financial ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with in all material respects by Cheviot or any Cheviot Financial ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

4.13.17.  To the Knowledge of Cheviot Financial, no event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any Cheviot Financial Compensation and Benefit Plan.

4.13.18.  Any Cheviot Financial Compensation and Benefit Plan may be amended and terminated without any Material Adverse Effect, subject to any restrictions in Section 409A of the Code and subject to any consent that may be required by a covered individual, and these rights have always been maintained by Cheviot Financial and its Cheviot Financial ERISA Affiliates.

4.14. Brokers, Finders and Financial Advisors.

Neither Cheviot Financial nor any Cheviot Financial Subsidiary, nor any Cheviot Financial Representative, has employed any broker, finder, financial advisor, or other person acting on behalf of Cheviot Financial in a similar capacity or under any authority of Cheviot Financial in a similar capacity in connection with the transactions contemplated by this Agreement, or incurred or will incur any liability or commitment for any fees, commissions, or any other form of compensation or payment to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Keefe Bruyette & Woods, Inc. (“KBW”), a copy of which has previously been provided to MainSource.  Any such fees and expenses shall be paid or accrued by Cheviot Financial at or prior to the Effective Time.

4.15. Environmental Matters.

4.15.1. With respect to Cheviot Financial and each Cheviot Financial Subsidiary, except as set forth on Cheviot Financial Disclosure Schedule 4.15.1:

(A) To the Knowledge of Cheviot Financial, neither the conduct nor operation of its business nor any condition of any property currently or previously owned, leased or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Cheviot Financial or any Cheviot Financial Subsidiary.  To the Knowledge of Cheviot Financial, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Cheviot Financial or any Cheviot Financial Subsidiary by reason of any Environmental Laws.  Neither Cheviot Financial nor any Cheviot Financial Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Cheviot Financial or any Cheviot Financial Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Cheviot Financial or any Cheviot Financial Subsidiary;

(B) There is no suit, written claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Cheviot Financial threatened, before any court, governmental agency or other forum against Cheviot Financial or any Cheviot Financial Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Cheviot Financial or any Cheviot Financial Subsidiary (including Participation Facilities and Other Real Estate Owned);

(C) To the Knowledge of Cheviot Financial, (i) there are no underground storage tanks on, in or under any properties owned or operated by Cheviot Financial or any Cheviot Financial Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by Cheviot Financial or any Cheviot Financial Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects; and

(D) To the Knowledge of Cheviot Financial, the properties currently owned or operated by Cheviot Financial or any Cheviot Financial Subsidiary (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.16. Loan Portfolio and Investment Securities.

4.16.1. The reserves, and the allowance for loan and lease losses and the carrying value for real estate owned reflected in the Cheviot Financial Financial Statements as of September 30, 2015 was, and that reflected in the Cheviot Financial Regulatory Reports for periods ending after September 30, 2015 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.16.2. Cheviot Financial Disclosure Schedule 4.16.2 sets forth a listing, as of November 15, 2015 or September 30, 2015, as indicated in such schedule, by account, of: (i) all current loan commitments of Cheviot Financial or any Cheviot Financial Subsidiary, including the material terms of such commitment, (ii) each borrower which has notified Cheviot Financial or any Cheviot Financial Subsidiary during the three years preceding the date of this Agreement, or has asserted against Cheviot Financial or any Cheviot Financial Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Cheviot Financial, each borrower which has given Cheviot Financial or any Cheviot Financial Subsidiary any oral notification of, or orally asserted to or against Cheviot Financial or any Cheviot Financial Subsidiary, any such claim; (iii) all loans, (A) that are contractually past due 30 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by Cheviot Financial and any Cheviot Financial Subsidiary or any applicable Bank Regulator, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability, (D) to the Knowledge of Cheviot Financial, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, a specific reserve allocation exists in connection therewith, or (F) that are required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification 310-40; and (iv) all assets classified by Cheviot Financial or any Cheviot Financial Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of Cheviot Financial and the Cheviot Financial Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Cheviot Financial’s or the appropriate Cheviot Financial Subsidiary’s respective business, and constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Cheviot Financial has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of Cheviot Financial and the Cheviot Financial Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Cheviot Financial or the appropriate Cheviot Financial Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.  All loans described above are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be, and are secured by perfected security interests or recorded mortgages naming Cheviot Savings Bank as the secured party or mortgagee (unless by written agreement to the contrary).

4.16.5. Cheviot Financial and each Cheviot Financial Subsidiary have good and marketable title to all securities owned by them, except for those securities sold under repurchase agreements, security deposits, borrowings of federal funds or borrowings from the FRB or an FHLB or held in any fiduciary or agency capacity, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Cheviot Financial or a Cheviot Financial Subsidiary.  Such securities are valued on the books of Cheviot Financial in accordance with GAAP in all material respects.  Cheviot Financial and each Cheviot Financial Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which Cheviot Financial believes are prudent and reasonable. Except as set forth in Cheviot Financial Disclosure Schedule 4.16.5, none of the investments reflected in the Cheviot Financial Financial Statements as of and for the period ended September 30, 2015, and none of the investments made by any Cheviot Financial Subsidiary since September 30, 2015, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Cheviot Financial Subsidiary to dispose freely of such investment at any time.

4.16.6. Except as set forth in Cheviot Financial Disclosure Schedule 4.16.6, and except for customer deposits, ordinary trade payables, and Federal Home Loan Bank borrowings, neither Cheviot Financial nor any Cheviot Financial Subsidiary has any indebtedness for borrowed money.

4.17. Other Documents.

Cheviot Financial has made available to MainSource copies of (i) its annual reports to stockholders for the years ended December 31, 2014, 2013 and 2012, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2015, 2014 and 2013.

4.18. Related Party Transactions.

Except as set forth in Cheviot Financial Disclosure Schedule 4.18, neither Cheviot Financial nor any Cheviot Financial Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Cheviot Financial or any Cheviot Financial Subsidiary.  Except as set forth in Cheviot Financial Disclosure Schedule 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Cheviot Financial or any Cheviot Financial Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to Cheviot Financial’s loan modification policy that is applicable to all Persons.  Neither Cheviot Financial nor any Cheviot Financial Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Cheviot Financial is inappropriate.

4.19. Deposits.

None of the deposits of Cheviot Financial is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Maryland, including the provisions of the MGCL applicable to Cheviot Financial.  Cheviot Financial has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Cheviot Financial or which reasonably could be considered an antitakeover mechanism.

The affirmative vote of a majority of the issued and outstanding shares of Cheviot Financial Common Stock is required to approve this Agreement and the Merger under the MGCL and Cheviot Financial’s articles of incorporation.

4.21. Registration Obligations.

Neither Cheviot Financial nor any Cheviot Financial Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts, forward loan commitments and other similar risk management arrangements, whether entered into for Cheviot Financial’s own account, or for the account of one or more of Cheviot Financial’s Subsidiaries or their customers (all of which are set forth in Cheviot Financial Disclosure Schedule 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Cheviot Financial and each Cheviot Financial Subsidiary, with counterparties believed to be financially responsible at the time; and to the Knowledge of Cheviot Financial and the applicable Cheviot Financial Subsidiary each of them constitutes the valid and legally binding obligation of Cheviot Financial or such Cheviot Financial Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Cheviot Financial nor any Cheviot Financial Subsidiary, nor, to the Knowledge of Cheviot Financial, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Opinion of Financial Advisor.

The Cheviot Financial Board of Directors has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the date of this Agreement) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the Cheviot Financial stockholders.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Intellectual Property.

Cheviot Financial and each Cheviot Financial Subsidiary owns or possesses valid and binding licenses or other rights (subject to expirations in accordance with their terms) to use all material Intellectual Property used in their respective business as currently conducted, each without payment, and neither Cheviot Financial nor any Cheviot Financial Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others.  Cheviot Financial and each Cheviot Financial Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the Knowledge of Cheviot Financial, the conduct of the business of Cheviot Financial and each Cheviot Financial Subsidiary as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.  Cheviot Financial and each Cheviot Financial Subsidiary has taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

4.25. Trust Accounts.

Cheviot Financial and any Cheviot Financial Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither Cheviot Financial nor any Cheviot Financial Subsidiary, nor, to the Knowledge of Cheviot Financial, any of their respective directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account or the records for each such fiduciary account.

4.26. Accuracy of Statements Made and Materials Provided to MainSource.

No written information that has been or will be provided by Cheviot Financial with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to Cheviot Financial’s stockholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or in the proxy statement-prospectus, in light of the circumstances in which they are made, not false or misleading, except that it is understood that no representation or warranty has been made or is being made by Cheviot Financial with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by MainSource specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MAINSOURCE

MainSource represents and warrants to Cheviot Financial that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as specifically set forth in the MainSource Disclosure Schedule delivered by MainSource to Cheviot Financial on the date hereof.  MainSource has made a good faith effort to ensure that the disclosure on each schedule of the MainSource Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the MainSource Disclosure Schedule, any item disclosed on any schedule therein  is deemed to be fully disclosed with respect to all sections of this Agreement under which such item may be relevant but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other sections of this Agreement, and such item is described in sufficient detail to enable Cheviot Financial to identify the items to which it applies.

5.1.            Standard.

No representation or warranty of MainSource contained in this Article V shall be deemed untrue or incorrect, and MainSource shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3, 5.4 and 5.19, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects, and to the representations and warranties contained in Section 5.8, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.

5.2.            Organization.

5.2.1. MainSource is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and is duly registered as a bank holding company under the BHCA.  MainSource has full power and authority (corporate or otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on MainSource.

5.2.2. MainSource Bank is an Indiana chartered bank duly organized, validly existing and in good standing under the laws of the State of Indiana.  MainSource Bank has full power and authority (corporate and otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as it is now being conducted.  The deposits of MainSource Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  MainSource Bank is a member in good standing of the FHLB of Indianapolis and owns the requisite amount of stock therein.

5.2.3. MainSource Disclosure Schedule 5.2.3 sets forth each MainSource Subsidiary.  Each MainSource Subsidiary (other than MainSource Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has full power and authority (corporate and otherwise) to own or lease all of its properties and assets as presently owned and leased and to carry on its business as it is now being conducted.

5.2.4. The respective minute books of MainSource and each MainSource Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees), and the books and records of MainSource are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of MainSource on a consolidated basis set forth in the MainSource Financial Statements.

5.2.5. Prior to the date of this Agreement, MainSource has made available to Cheviot Financial true and correct copies of the articles of incorporation or charter and bylaws of MainSource and the MainSource Subsidiaries, each as in effect as of the date of this Agreement.

5.3.            Capitalization.

5.3.1. The authorized capital stock of MainSource consists of one hundred million (100,000,000) shares of MainSource Common Stock, no par value per share, and four hundred thousand (400,000) shares of preferred stock, no par value (“MainSource Preferred Stock”).  There are twenty one million, five hundred eighty-nine thousand nine hundred fifty-nine (21,589,959) shares of MainSource Common Stock outstanding, all of which have been duly and validly authorized by all necessary corporate action of MainSource, are validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of MainSource Preferred Stock outstanding.  There are 675,807 shares of MainSource Common Stock held by MainSource as treasury stock.  Neither MainSource nor any MainSource Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of MainSource Common Stock, or any other security of MainSource or any securities representing the right to vote, purchase or otherwise receive any shares of MainSource Common Stock or any other security of MainSource, other than shares issuable under the MainSource Stock Benefit Plan.  Each share of MainSource Common Stock is entitled to one vote per share. A description of the MainSource Common Stock is contained in the Articles of Incorporation of MainSource.

5.3.2. The authorized capital stock of MainSource Bank consists solely of one thousand (1,000) shares of common stock, no par value per share (“MainSource Bank Common Stock”).  All of the issued and outstanding shares of MainSource Bank Common Stock are owned by MainSource.  All of the issued and outstanding shares of MainSource Bank Common Stock have been duly and validly authorized by all necessary corporation action of MainSource Bank and are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by MainSource free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.  Either MainSource or MainSource Bank owns all of the issued and outstanding shares of capital stock or other equity ownership interests of each MainSource Subsidiary free and clear of all liens, security interests, pledges, charges, claims, encumbrances, agreements,  restrictions, options and preemptive rights and all other rights or claims of any other Person of any kind or nature.

5.3.3. Except as set forth in MainSource Disclosure Schedule 5.3.3 to the Knowledge of MainSource, no Person is the beneficial owner (as defined in Section 13d-3 of the Exchange Act) of five percent (5%) or more of the outstanding shares of MainSource Common Stock, except for equity interests held in the investment portfolios of MainSource or and MainSource Subsidiary, equity interests held by any MainSource Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of MainSource or its Subsidiaries.

5.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which MainSource’s stockholders may vote have been issued by MainSource and are outstanding.

5.4.            Authority; No Violation.

5.4.1. MainSource has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by MainSource and the completion by MainSource of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of MainSource, and no other corporate proceedings on the part of MainSource are necessary to approve this Agreement.  This Agreement has been duly and validly executed and delivered by MainSource,  and subject to Cheviot Financial Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Cheviot Financial, constitutes the valid and binding obligation of MainSource, enforceable against MainSource in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. Subject to the receipt of the Regulatory Approvals, and compliance by Cheviot Financial and MainSource with any conditions contained therein,

(A)           the execution and delivery of this Agreement by MainSource,

(B)           the consummation of the transactions contemplated hereby, and

(C)           compliance by MainSource with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws or other charter documents of MainSource or any MainSource Subsidiary; (ii) conflict with or violate any local, state, federal, or foreign law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MainSource or any MainSource Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of MainSource or any MainSource Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument, investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on MainSource and the MainSource Subsidiaries taken as a whole.

5.5. Consents.

Except for (i) the Regulatory Approvals and compliance with any conditions contained therein, (ii) the filing with the SEC of (x) the Merger Registration Statement and (y) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing of MainSource Common Stock to be issued in the Merger on NASDAQ, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of MainSource Common Stock pursuant to this Agreement, (v) the Cheviot Financial Stockholder Approval and (vi) the filing of articles of merger with the Indiana Secretary and the Maryland Department, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of MainSource, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by MainSource and the completion of the Merger.  To the Knowledge of MainSource, no fact or circumstance exists, including any possible other transaction pending or under consideration by MainSource or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the Ohio Division or the Indiana DFI, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the Banking Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.6.            Financial Statements; Reports.

5.6.1. MainSource has previously made available to Cheviot Financial the MainSource Financial Statements.  The MainSource Financial Statements have been prepared in accordance with GAAP from the books and records of MainSource and each MainSource Subsidiary, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations, cash flows, and changes to shareholders’ equity of MainSource and the MainSource Subsidiaries on a consolidated basis as of and for the respective periods ended on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the MainSource Financial Statements, MainSource did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such MainSource Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3. MainSource (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to MainSource, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of MainSource by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to MainSource outside auditors and the audit committee of the MainSource Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MainSource’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MainSource’s internal control over financial reporting. These disclosures (if any) were made in writing by management to MainSource’s auditors and audit committee and a copy has previously been made available to Cheviot Financial.   As of the date hereof, MainSource has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

5.6.4. Since December 31, 2014, (A) neither MainSource nor any MainSource Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of MainSource or any MainSource Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MainSource or any MainSource Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MainSource or any MainSource Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing MainSource or any MainSource Subsidiary, whether or not employed by MainSource or any MainSource Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

5.6.5. MainSource has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2014 (the “MainSource Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the MainSource Reports complied, and each MainSource Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the MainSource Reports. None of the MainSource Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of MainSource has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of MainSource no enforcement action has been initiated by the SEC against MainSource or its officers or directors relating to disclosures contained in any MainSource Report.

5.6.6. MainSource and each MainSource Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2014 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith.  The MainSource Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

5.7.            Taxes.

MainSource and the MainSource Subsidiaries that are at least 80 percent (80%) owned by MainSource are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2012, MainSource and each MainSource Subsidiary has duly and timely filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state, local and foreign tax returns of every type and kind required to be filed by or with respect to MainSource and each MainSource Subsidiary, taking into account any extensions (all such returns being true, complete and correct in all material respects) and has duly paid, or made provisions for the payment of, on or prior to the date of this Agreement, and will duly pay or make provisions for, on or prior to the Closing Date in accordance with GAAP, all federal, state and local taxes, assessments and other governmental charges which have been incurred by or are due or claimed to be due from MainSource and any MainSource Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  As of the date of this Agreement, MainSource has received no notice of, and to the Knowledge of MainSource, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of MainSource or any MainSource Subsidiary, no federal, state or local tax returns of MainSource or any MainSource Subsidiary has been audited by any taxing authority during the past five (5) years, and no claim has been made by any authority in a jurisdiction where MainSource or any MainSource Subsidiary does not file tax returns that MainSource or any such MainSource Subsidiary is subject to taxation in that jurisdiction.  Except as set forth in MainSource Disclosure Schedule 5.7, MainSource and the MainSource Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.  MainSource and each MainSource Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and MainSource and each MainSource Subsidiary, to the Knowledge of MainSource, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8.            No Material Adverse Effect.

MainSource and the MainSource Subsidiaries, individually and taken as a whole, have not suffered any Material Adverse Effect since December 31, 2014 and no event has occurred or circumstance arisen since that date which, individually and in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MainSource and the MainSource Subsidiaries, individually and taken as a whole except as otherwise disclosed in any MainSource Financial Statement.

        5.9.            Ownership of Property; Insurance Coverage.

5.9.1. MainSource and each MainSource Subsidiary have good and marketable title (and, for real property, in fee simple absolute, including, without limitation, all real property used as bank premises and all other real estate owned) to all material assets and properties owned by MainSource or each MainSource Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent MainSource Financial .

Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such MainSource Financial Statements), subject to no material encumbrances, liens, restrictions, options, charges, mortgages, security interests, pledges, land or conditional sales contracts, claims, or rights of third parties, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Indianapolis, inter-bank credit facilities, reverse repurchase agreements or any transaction by MainSource or a MainSource Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  MainSource and each MainSource Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by MainSource and the MainSource Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  All real property owned or, to the Knowledge of MainSource, leased by MainSource or any MainSource Subsidiary is in compliance in all material respects with all applicable zoning and land use laws.  To MainSource’s Knowledge, all real property, machinery, equipment, furniture and fixtures owned or leased by MainSource or any MainSource Subsidiary that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

5.9.2. MainSource has provided Cheviot Financial with a list, and, if requested, a true, accurate and complete copy thereof of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by MainSource or any MainSource Subsidiary on the date hereof or with respect to which MainSource or any MainSource Subsidiary pays any premiums.  Each such policy is in full force and effect and all premiums due thereon have been paid when due.  MainSource and each MainSource Subsidiary maintain insurance considered by MainSource in good faith to be reasonable for their respective operations.  Neither MainSource nor any MainSource Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated.  All such insurance is valid and enforceable and in full force and effect, and within the last three years MainSource and each MainSource Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

5.10. Legal Proceedings.

Except as set forth in MainSource Disclosure Schedule 5.10, neither MainSource nor any MainSource Subsidiary is a party to any, and there are no pending or, to the Knowledge of MainSource, threatened, material legal, administrative, arbitration or other material proceedings, suits, claims (whether asserted or unasserted), actions, mediations, arbitrations, or governmental investigations or inquiries of any nature (i) against MainSource or any MainSource Subsidiary, (ii) to which MainSource or any MainSource

Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of MainSource to perform under this Agreement.  MainSource does not have Knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against MainSource or any MainSource Subsidiary that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on MainSource.  Neither MainSource nor any MainSource Subsidiary is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to MainSource’s Knowledge, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to MainSource’s Knowledge, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

5.11. Compliance With Applicable Law.

5.11.1. Each of MainSource and each MainSource Subsidiary is currently in compliance with, and since January 1, 2010, has been in compliance with, all federal, state, local, or foreign statutes, laws, regulations, ordinances, rules, judgments, restrictions or requirements, orders or decrees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither MainSource nor any MainSource Subsidiary has received any written notice to the contrary.  The Board of Directors of MainSource Bank has adopted and MainSource Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

5.11.2. Each of MainSource and each MainSource Subsidiary has and holds all material permits, licenses, franchises, certificates, authorizations, orders and approvals necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect.  To the Knowledge of MainSource, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3. Neither MainSource nor any MainSource Subsidiary has received any written notification or, to the Knowledge of MainSource, any other communication from any Bank Regulator: (i) asserting that MainSource or any MainSource Subsidiary is not in material compliance with any statutes, regulations or ordinances; (ii) threatening to revoke any license, franchise, permit or governmental authorization relating to MainSource or any MainSource Subsidiary; (iii) requiring or threatening to require MainSource or any MainSource Subsidiary, or indicating that MainSource or any MainSource Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority restricting or limiting, or purporting to restrict or limit, in any material respect the operations of MainSource or any MainSource Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of MainSource or any MainSource Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither MainSource nor any MainSource Subsidiary has consented to or entered into any currently effective Regulatory Agreement  or has adopted any policies, procedures or board resolutions at the request or suggestion of any Bank Regulator or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the MainSource Disclosure Schedule (a “MainSource Regulatory Agreement”), nor has MainSource or any MainSource Subsidiary been advised by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such MainSource Regulatory Agreement.  The most recent regulatory rating given to MainSource Bank as to compliance with the CRA is “Satisfactory.”

5.11.4. Neither MainSource nor any MainSource Subsidiary has been advised in writing of any supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

5.11.5. All of the existing offices and branches of MainSource Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect.  MainSource Bank has no approved but unopened offices or branches.

5.12. Employee Benefit Plans.

5.12.1                 [intentionally omitted]

5.12.2                 To the Knowledge of MainSource, each employment, change in control, severance agreement or arrangement, consulting agreements, bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans and all other material benefit practices, policies and arrangements maintained by MainSource or any MainSource Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “MainSource Compensation and Benefit Plans”) has been operated and administered in all material respects in accordance with its terms and, in all material respects, with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each MainSource Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination or opinion letter from the IRS, or is entitled to rely on a determination letter issued to the sponsor or a master or prototype plan, and MainSource is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination or opinion letter.  There is no material pending or, to the Knowledge of MainSource, threatened action, suit or claim relating to any of the MainSource Compensation and Benefit Plans (other than routine claims for benefits).  Neither MainSource nor any MainSource Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any MainSource Compensation and Benefit Plan that would reasonably be expected to subject MainSource or any MainSource Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3                 Except as set forth in MainSource Disclosure Schedule 5.12.3, no liability under Title IV of ERISA has been incurred by MainSource or any MainSource Subsidiary with respect to any MainSource Compensation and Benefit Plan which is subject to Title IV of ERISA (“MainSource Pension Plan”) currently or formerly maintained by MainSource or any entity which is considered one employer with MainSource under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “MainSource ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and, to the Knowledge of MainSource, no condition exists that presents a material risk to MainSource or any MainSource ERISA Affiliate of incurring a liability under such Title.  No MainSource Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each MainSource Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such MainSource Pension Plan as of the end of the most recent plan year with respect to the respective MainSource Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such MainSource Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby).  Neither MainSource nor any MainSource ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.  Neither MainSource, nor, to the Knowledge of MainSource, any MainSource ERISA Affiliate, nor any MainSource Compensation and Benefit Plan, including any MainSource Pension Plan, nor any trust created thereunder, nor, to the knowledge of MainSource, any trustee or administrator thereof has engaged in a transaction in connection with which MainSource, any MainSource ERISA Affiliate, and any MainSource Compensation and Benefit Plan, including any MainSource Pension Plan or any such trust or any trustee or administrator thereof, would reasonably be expected to be subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

5.12.4                 All material contributions required to be made under the terms of any MainSource Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations have been accrued on MainSource’s consolidated financial statements to the extent required by and in accordance with GAAP.  MainSource and each of its Subsidiaries has expensed and accrued as a liability the present value of future benefits under each applicable MainSource Compensation and Benefit Plan for financial reporting purposes in accordance with applicable laws and GAAP.

5.12.5                 [intentionally omitted].

5.12.6                 With respect to each MainSource Compensation and Benefit Plan, if applicable, MainSource has provided or made available to Cheviot Financial copies of the:  (A) trust instruments and insurance contracts; (B) two most recent annual reports or IRS Form 5500; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

5.12.7                 Except as set forth in MainSource Disclosure Schedule 5.12.7, neither MainSource nor any MainSource Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.12.8                 All deferred compensation plans, programs or arrangements for payment of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have been in documentary compliance and have been operated in all respects in accordance with Section 409A of the Code and Treasury Regulations promulgated thereunder.

5.13. Environmental Matters.

5.13.1. To the Knowledge of MainSource, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including Participation Facilities and Other Real Estate Owned), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon MainSource or any MainSource Subsidiary.  To the Knowledge of MainSource, no condition has existed or event has occurred with respect to such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to MainSource or any MainSource Subsidiary by reason of any Environmental Laws.  During the past five (5) years, neither MainSource nor any MainSource Subsidiary has received any written notice from any Person or Governmental Entity that MainSource or any MainSource Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon MainSource or any MainSource Subsidiary.

5.13.2. There is no suit, written claim, action, demand, executive or administrative order, directive or proceeding pending or, to the Knowledge of MainSource, threatened, before any court, governmental agency or other forum against MainSource or any MainSource Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by MainSource or any MainSource Subsidiary (including Participation Facilities and Other Real Estate Owned).

5.14. Loan Portfolio.

The reserves, and the allowance for loan and lease losses and the carrying value for real estate owned reflected in the MainSource Financial Statements as of September 30, 2015 was, and that reflected in the MainSource Financial Statements for periods ending after September 30, 2015 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

5.15. Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Indiana, including the provisions of the IBCL applicable to MainSource.

5.16. Risk Management Arrangements.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MainSource’s own account, or for the account of one or more of MainSource’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of MainSource and each MainSource Subsidiary, with counterparties believed to be financially responsible at the time; and to the Knowledge of MainSource and the applicable MainSource Subsidiary, each of them constitutes the valid and legally binding obligation of MainSource or such MainSource Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither MainSource nor any MainSource Subsidiary, nor to the Knowledge of MainSource any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.17. Brokers, Finders and Financial Advisors.

Neither MainSource nor any MainSource Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder, financial advisor, or other person acting on behalf of MainSource under any authority of MainSource in connection with the transactions contemplated by this Agreement, or incurred or will incur any liability or commitment for any fees, commissions, or any other form of compensation or payment to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Boenning & Scattergood, Inc. by MainSource and the fee payable pursuant thereto.

5.18. MainSource Common Stock.

The shares of MainSource Common Stock to be issued pursuant to this Agreement, have been reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19. Available Funds.

MainSource or any MainSource Subsidiary has access to and, immediately prior to the Effective Time, MainSource will have cash, sufficient to pay or cause to be deposited into the Exchange Fund, the aggregate amount of cash as required pursuant to Section 3.3.

5.20. Trust Accounts.

MainSource and any MainSource Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither MainSource nor any MainSource Subsidiary, nor, to the Knowledge of MainSource, any of their respective directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account or the records for each such fiduciary account.

5.21. Ownership of Cheviot Financial Shares.

As of the date hereof, neither MainSource, nor, to the Knowledge of MainSource, or any of its Affiliates, (i) beneficially owns, directly or indirectly, any shares of Cheviot Financial Common Stock, (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of Cheviot Financial Common Stock, (iii) is not now, nor at any time within the last three years, has been, an “interested stockholder”, as such term is defined in Section 3-601 of the MGCL.

5.22. Accuracy of Statements Made and Materials Provided to Cheviot Financial.

No representation, warranty or other statement made, or any information provided, by MainSource in this Agreement or in the MainSource Disclosure Schedule (and any update thereto), and no written information that has been or will be provided by MainSource with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to Cheviot Financial’s stockholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or in the proxy statement-prospectus, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by MainSource with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by Cheviot Financial specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

ARTICLE VI

COVENANTS OF CHEVIOT FINANCIAL

6.1.            Conduct of Business.

6.1.1. Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of MainSource, which consent will not be unreasonably withheld, conditioned or delayed, Cheviot Financial will, and it will cause each Cheviot Financial Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would:  (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; provided, however that the forgoing shall not be deemed to require Cheviot Financial to take any action which would otherwise violate any other provision of this Agreement.

6.1.2. Negative Covenants.  Cheviot Financial agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in Cheviot Financial Disclosure Schedule 6.1.2, or consented to by MainSource in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the Cheviot Financial Subsidiaries not to:

(A) change or waive any provision of its Articles of Incorporation, Charter, or Bylaws, as the case may be;

(B) change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding Cheviot Financial Stock Options, which is permitted at any time prior to the Effective Time), issue any shares of Cheviot Financial Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Cheviot Financial Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend (other than the declaration and payment by Cheviot Financial of a regular quarterly cash dividend of no more than $0.10 per share with payment and record dates consistent with past practice, provided that the declaration of the last quarterly dividend by Cheviot Financial prior to the Effective Time and the payment thereof shall be coordinated with MainSource so that holders of Cheviot Financial Common Stock do not receive dividends on both Cheviot Financial Common Stock and MainSource Common Stock received in the Merger during such quarter) or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock; provided, however, that (1) Cheviot Financial may permit the vesting of awards previously made under the Cheviot Financial Stock Plans and may permit (a) holders of Cheviot Financial Restricted Shares to elect to tender or surrender Cheviot Financial Common Stock to Cheviot Financial as payment of any tax withholding obligation of Cheviot Financial in connection with the vesting of Cheviot Financial Restricted Shares, and (b) holders of Cheviot Financial Stock Options to elect to tender Cheviot Financial Common Stock or have Cheviot Financial withhold common shares from the Cheviot Financial Stock Option as payment of the exercise price and any tax withholding obligations of Cheviot Financial in connection with an exercise of such Cheviot Financial Stock Options, and (2) any Cheviot Financial Subsidiary may pay dividends to its parent company (as permitted under applicable law and regulations);

(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) involving amounts in excess of $50,000, except in the ordinary course of business consistent with past practice or as contemplated by this Agreement;

(D)            make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required by applicable law, (ii) pursuant to commitments existing on the date hereof and as set forth on Cheviot Financial Disclosure Schedules 4.9.1 or 4.13.1, as well as the renewal of agreements set forth on Cheviot Financial Disclosure Schedules 4.9.1 and 4.13.1, (iii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, (iv) the payment of bonuses for the year ending December 31, 2015, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice and (v) to amend the Cheviot Financial 401(k) Plan to permit the deferral of severance and/or termination-related compensation.  It is understood and agreed to that Cheviot Financial and the Cheviot Financial Subsidiaries may pay cash bonuses to employees for the year ended December 31, 2015 in an amount not to exceed $120,000.  Neither Cheviot Financial nor any Cheviot Financial Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000, except that Cheviot Financial may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate Cheviot Financial or any Cheviot Financial Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Cheviot Financial or any Cheviot Financial Subsidiary; or make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Cheviot Financial, or any Cheviot Financial Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities;

(H) sell or otherwise dispose of the capital stock of Cheviot Financial or sell or otherwise dispose of any asset of Cheviot Financial or of any Cheviot Financial Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of Cincinnati, subject any asset of Cheviot Financial or of any Cheviot Financial Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action that would result in any of the representations and warranties of Cheviot Financial set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or any Bank Regulator responsible for regulating Cheviot Financial;

(K)            except as provided for under paragraph (W) hereof, waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Cheviot Financial or any Cheviot Financial Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase or sell any equity securities, or purchase or sell any security for its investment portfolio inconsistent with Cheviot Financial’s or any Cheviot Financial Subsidiary’s current investment policy other than investments in FHLB stock required under applicable law or regulations;

(M)             (1) renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of Cheviot Financial or any Cheviot Financial Subsidiary and (y) is, or in accordance with bank regulatory definitions should be, classified as “Substandard,” “Doubtful” or “Loss,” or (z) such Loan is in an amount in excess of $100,000 and is, or in accordance with bank regulatory definitions should be, classified as “special mention”; (2) make, renew or otherwise modify any Loan or Loans if immediately after making a Loan or Loans, such Person would be directly indebted to Cheviot Financial or any Cheviot Financial Subsidiary in an aggregate amount in excess of $750,000; (3) make, renew or otherwise modify any Loan or Loans secured by an owner-occupied one- to four-family residence with a principal balance in excess of $417,000; (4) make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1- to 4-family residence with loan-to-value ratios of greater than 80% without private mortgage insurance; (5) make, renew or otherwise modify any Loan which does not conform with Cheviot Financial’s credit policy and procedures, is in excess of $250,000 and exceeds 120 days to maturity (notice to MainSource of such proposed Loan shall set forth, with specificity, the manner in which such Loan does not conform to Cheviot Financial’s credit policy and procedures); or (6) make any Loan or Loans that constitute an exception to the loan-to-value standards for real estate lending established pursuant to 12 C.F.R. Part 365; provided that MainSource shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this Section 6.1.2(M) if MainSource does not object to any such proposed loan within five business days of receipt by MainSource of a request by Cheviot Financial to exceed such limit along with all financial or other data that MainSource may reasonably request in order to evaluate such loan;

(N)            enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, or a deposit transaction) with any Affiliate; provided that MainSource shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if MainSource does not object to any such proposed renewal, extension or modification within five business days of receipt by MainSource of a request by Cheviot Financial to renew, extend or modify such a transaction along with all financial or other data that MainSource may reasonably request in order to evaluate the same;

(O) except for residential lending secondary market activities in the ordinary course of business consistent with past practice, enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect, except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles, or by a Bank Regulator;

(R) except for the execution of this Agreement and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Cheviot Financial Compensation and Benefit Plan;

(S) make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets (other than Other Real Estate Owned) or incur any liabilities other than in the ordinary course of business consistent with past practices and policies (other than liabilities that relate solely to accruals with respect to loss contingencies within the meaning of ASC 450);

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate, (ii) indirect automobile loans, or (iii) SBA guaranteed loans, in each case the sales of which that are consistent with past practice) unless MainSource Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Cheviot Financial of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than where such settlement is fully covered by insurance (other than the payment of an applicable deductible), and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern in violation of Environmental Law;

(Y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with MainSource and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of MainSource (which shall not be unreasonably withheld), or issue any broadly distributed communication of a general nature to customers without the prior approval of MainSource (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(Z) agree to do any of the foregoing.

6.2.            Current Information.

6.2.1. Except to the extent prohibited by a Bank Regulator pursuant to regulatory policy, during the period from the date of this Agreement to the Effective Time, Cheviot Financial will cause one or more of its Representatives to confer with representatives of MainSource and report the general status of its ongoing operations at such times as MainSource may reasonably request.  Cheviot Financial will promptly notify MainSource of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Cheviot Financial or any Cheviot Financial Subsidiary.  Any information provided pursuant to this Section 6.2.1 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2. Cheviot Financial and MainSource Bank shall meet on a regular basis to discuss and plan for the conversion of Cheviot Financial’s data processing and related electronic informational systems to those used by MainSource Bank, which planning shall include, but not be limited to: discussion of the possible termination by Cheviot Financial of third-party service provider arrangements effective at the Effective Time or at a date thereafter; non-renewal of personal property leases and software licenses used by

Cheviot Financial in connection with its systems operations; retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Cheviot Financial shall not be obligated to take any such action prior to the Effective Time and, unless Cheviot Financial otherwise agrees, no conversion shall take place prior to the Effective Time.  In the event that Cheviot Financial takes, at the request of MainSource Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any fees, expenses or charges, MainSource Bank shall pay any such fees, expenses and charges directly to such third parties, and shall indemnify Cheviot Financial for the costs of taking any action to facilitate the conversion process.

6.2.3. Cheviot Financial shall provide MainSource, substantially contemporaneously with the delivery to the Board of Directors of Cheviot Financial of the materials for the monthly board meeting (other than materials which Cheviot Financial is not required to make available to MainSource pursuant to Section 6.3.1 of this Agreement), a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) impaired loans).  On a monthly basis, Cheviot Financial shall provide MainSource with a copy if its month-end loan trial balance and a schedule of all chargeoffs or activity in its loan loss reserves.

6.2.4. Cheviot Financial shall promptly inform MainSource, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Cheviot Financial or any Cheviot Financial Subsidiary under any labor or employment law.

6.3.            Access to Properties and Records.

6.3.1. Subject to Section 12.1 hereof, Cheviot Financial shall permit MainSource reasonable access upon reasonable notice to its properties and those of the Cheviot Financial Subsidiaries, and shall disclose and make available to MainSource during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Cheviot Financial reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which MainSource may have a reasonable interest; provided, however, that Cheviot Financial shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Cheviot Financial’s reasonable judgment, would interfere with the normal conduct of Cheviot Financial’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to MainSource is prohibited by law or regulation. Cheviot Financial shall provide and shall request its auditors to provide MainSource with such historical financial information regarding it (and related audit reports and consents) as MainSource may reasonably request for Securities Law disclosure purposes.  MainSource shall use commercially reasonable efforts to minimize any interference with Cheviot Financial’s regular business operations during any such access to Cheviot Financial’s property, books and records.

6.3.2. Cheviot Financial shall permit MainSource, at MainSource’s expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ASTM”) Standard 1527-13, as amended) to be performed at each branch office and other properties owned by Cheviot Financial, and, to the extent permitted by any lease governing Cheviot Financial’s lease of any branch, at each branch leased by Cheviot Financial, at any time prior to the Closing Date. To the extent such Phase I identifies a “Recognized Environmental Condition” (as such term is defined by the ASTM) then MainSource may perform, if MainSource determines to do so,  a phase II or similar invasive, investigative study.  If a Phase II is to be performed at a branch which Cheviot Financial leases and the landlord pursuant to the applicable lease has not consented to such Phase II, Cheviot Financial will use its commercially reasonable efforts (at no cost to Cheviot Financial) to obtain such landlord consent.  If a Phase II is to be performed at a branch which Cheviot Financial leases and the landlord pursuant to the applicable lease has consented to a Phase II then Cheviot Financial will use its commercially reasonable efforts (at no cost to Cheviot Financial) to provide notice to the landlord if required under the lease. Prior to performing any Phase II, MainSource will provide Cheviot Financial with a copy of its proposed work plan and MainSource will cooperate in good faith with Cheviot Financial to address any comments or suggestions made by Cheviot Financial regarding the work plan.  MainSource and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Cheviot Financial’s operation of its business, and MainSource shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. MainSource shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by MainSource.

6.3.3.  Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall MainSource have access to any information that, based on advice of Cheviot Financial’s counsel, would (a) reasonably be expected to waive any material legal privilege, (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of Cheviot Financial with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by MainSource, Cheviot Financial has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality.  Further, MainSource shall not have access to information that relates to the Merger or an Acquisition Proposal.  All requests made pursuant to this Section 6.3 shall be directed to an executive officer of Cheviot Financial or such Person or Persons as may be designated by Cheviot Financial.  All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4.            Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, Cheviot Financial will furnish to MainSource copies of each annual, interim or special internal or external audit of the books of Cheviot Financial and each Cheviot Financial Subsidiary made by Cheviot Financial, its independent auditors or other auditors, and copies of all internal control reports submitted to Cheviot Financial by auditors in connection with each annual, interim or special internal or external audit of the books of Cheviot Financial and the Cheviot Financial Subsidiaries made by its auditors.

6.4.2. Cheviot Financial will furnish to MainSource copies of all documents, statements and reports as it or any Cheviot Financial Subsidiary shall send to its stockholders, the SEC, the FDIC, the Ohio Division, or any other Governmental Entity or Bank Regulator, except as legally prohibited thereby.

6.4.3. Cheviot Financial will advise MainSource promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Cheviot Financial or any Cheviot Financial Subsidiary.

6.4.4. With reasonable promptness, Cheviot Financial will furnish to MainSource such additional financial data that Cheviot Financial possesses and as MainSource may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.            Maintenance of Insurance.

Cheviot Financial shall maintain, and cause the Cheviot Financial Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

6.6.            Disclosure Supplements.

From time to time prior to the Effective Time, Cheviot Financial will promptly supplement or amend the Cheviot Financial Disclosure Schedule in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Cheviot Financial Disclosure Schedule or which is necessary to correct any information in such Cheviot Financial Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Cheviot Financial Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.            Consents and Approvals of Third Parties; Proxy Solicitor.

Cheviot Financial shall use all commercially reasonable efforts, and shall cause each Cheviot Financial Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Cheviot Financial may utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8.            All Reasonable Efforts.

Subject to the terms and conditions herein provided, Cheviot Financial agrees to use, and agrees to cause each Cheviot Financial Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.            Failure to Fulfill Conditions.

In the event that Cheviot Financial determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify MainSource.

6.10. No Solicitation.

6.10.1. Cheviot Financial shall not, and shall cause the Cheviot Financial Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Cheviot Financial Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than MainSource) any information or data with respect to Cheviot Financial or any of the Cheviot Financial Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Cheviot Financial is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Cheviot Financial or any Cheviot Financial Representative, whether or not such Representative is so authorized and whether or not such Cheviot Financial Representative is purporting to act on behalf of Cheviot Financial or otherwise, shall be deemed to be a breach of this Agreement by Cheviot Financial.  Cheviot Financial and Cheviot Financial Subsidiaries shall, and shall cause each of the Cheviot Financial Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from MainSource), made by a third party, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions, including by way of merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction, involving Cheviot Financial or any of the Cheviot Financial Subsidiaries and representing, in the aggregate, twenty-five percent (25%) or more of the assets of Cheviot Financial and the Cheviot Financial Subsidiaries on a consolidated basis; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Cheviot Financial or any of the Cheviot Financial Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Cheviot Financial and the Cheviot Financial Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the total voting power of Cheviot Financial or any of the Cheviot Financial Subsidiaries in the election of directors; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of the total voting power of Cheviot Financial or any of the Cheviot Financial Subsidiaries in the election of directors; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2. Notwithstanding Section 6.10.1, Cheviot Financial may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) Cheviot Financial has received a bona fide unsolicited written Acquisition Proposal prior to the Cheviot Financial Stockholders Meeting that did not result from a breach of this Section 6.10; (ii) the Cheviot Financial Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) Cheviot Financial has provided MainSource with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Cheviot Financial or any of the Cheviot Financial Subsidiaries or otherwise relating to an Acquisition Proposal, Cheviot Financial receives from such Person a confidentiality agreement with terms no less favorable to Cheviot Financial than those contained in the Confidentiality Agreement. Cheviot Financial shall promptly (within one (1) hour) provide to MainSource any non-public information regarding Cheviot Financial or the Cheviot Financial Subsidiaries provided to any other Person that was not previously provided to MainSource.

       For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Cheviot Financial Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of at least fifty percent (50%) of the issued and outstanding shares of Cheviot Financial Common Stock or all, or substantially all, of the assets of Cheviot Financial and the Cheviot Financial Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Cheviot Financial Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Cheviot Financial stockholders pursuant to this Agreement, considering, among other things, the nature of the of the consideration being offered, the percentage of the outstanding Cheviot Financial Common Stock proposed to be acquired, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Cheviot Financial stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal; provided that, for the purposes of the definition of Superior Proposal, the references to twenty-five percent (25%) in the definition of Acquisition Proposal shall be fifty percent (50%).

6.10.3. Cheviot Financial shall promptly (and in any event within twenty-four (24) hours) notify MainSource in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Cheviot Financial or any Cheviot Financial Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). Cheviot Financial agrees that it shall keep MainSource informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4. Subject to Section 6.10.5, neither the Cheviot Financial Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to MainSource in connection with the transactions contemplated by this Agreement (including the Merger), the Cheviot Financial Recommendation (as defined in Section 8.1.1), or make any statement, filing or release, in connection with the Cheviot Financial Stockholders Meeting or otherwise, inconsistent with the Cheviot Financial Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Cheviot Financial Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Cheviot Financial or any of the Cheviot Financial Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (B) requiring Cheviot Financial to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5. Notwithstanding Section 6.10.4, at any time prior to the approval of the Merger at the Cheviot Financial Stockholders Meeting, the Cheviot Financial Board of Directors may approve or recommend to the stockholders of Cheviot Financial a Superior Proposal and withdraw, qualify or modify the Cheviot Financial Recommendation in connection therewith (an “Cheviot Financial Subsequent Determination”) after the fifth (5th) Business Day following MainSource’s receipt of a notice (the “Notice of Superior Proposal”) from Cheviot Financial advising MainSource that the Cheviot Financial Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior

Proposal (it being understood that Cheviot Financial shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Cheviot Financial proposes to accept and the subsequent notice period shall be five (5) business days) if, but only if, (i) the Cheviot Financial Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to Cheviot Financial’s stockholders under applicable law, and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by MainSource since its receipt of such Notice of Superior Proposal (provided, however, that MainSource shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Cheviot Financial Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Cheviot Financial Recommendation or the making of a Cheviot Financial Subsequent Determination by the Cheviot Financial Board of Directors shall not change the approval of the Cheviot Financial Board of Directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the Cheviot Financial Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.11. Board of Directors and Committee Meetings.

Beginning on the date of this Agreement, Cheviot Financial shall permit representatives of MainSource or MainSource Bank (no more than two) to receive notice of and to attend any meeting of its Board of Directors and all committees of Cheviot Financial and each Cheviot Financial Subsidiary, including, without limitation, the Executive and Loan Committees, as an observer, subject to the Confidentiality Agreement, provided that Cheviot Financial shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Cheviot Financial or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of MainSource or MainSource Bank, or (ii) that Cheviot Financial would not be required to disclose under Section 6.3.3 hereof.

6.12. Employee Benefits.

Neither the terms of Section 7.6 hereof nor the provision of any employee benefits by MainSource or any of its Subsidiaries to employees of Cheviot Financial or any of its Subsidiaries shall, except as specifically set forth therein: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Cheviot Financial or any of its Subsidiaries; or (b) prohibit or restrict MainSource or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

6.13. Cheviot Financial 401(k) Plan.

No later than the day prior to the Effective Time, and subject to the occurrence of the Effective Time, Cheviot Financial shall cause to be adopted prior to the Effective Time resolutions of the Board of Directors of Cheviot Financial and any necessary amendments to terminate the Cheviot Financial 401(k) Plan immediately prior to the Effective Time and cease all contributions to the Cheviot Financial 401(k) Plan maintained or sponsored by Cheviot Financial or Cheviot Savings Bank, and to prohibit the entry of new participants to the Cheviot Financial 401(k) Plan as of the day preceding the Closing Date.  The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of MainSource, which shall not be unreasonably withheld. Cheviot Financial shall deliver to MainSource an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Cheviot Financial and shall fully comply with such resolutions and any necessary amendments. Notwithstanding the foregoing, and in all events, MainSource will allow Continuing Employees to rollover their Cheviot Financial 401(k) Plan account balances (including any plan loans) to the MainSource KSOP and, if necessary, MainSource will make any amendments to the MainSource KSOP Plan to effectuate such rollovers.

6.14.           Cheviot Financial ESOP.

Cheviot Financial and Cheviot Savings Bank shall, effective no later than immediately prior to, and contingent upon, the Effective Time (the “ESOP Termination Date”), adopt such necessary resolutions and or amendments to the Cheviot Financial ESOP, the Cheviot Financial ESOP trust, the ESOP Term Loan Agreement by and between the Cheviot Financial Corp. Employee Stock Ownership Plan Trust and Cheviot Financial Corp. dated as of January 18, 2012, the ESOP Term Note dated as of January 18, 2012 and the Pledge and Security Agreement dated as of January 18, 2012 (collectively, the “ESOP Loan”), to (i) direct the Cheviot Financial ESOP trustee to deliver a sufficient number of unallocated shares of Cheviot Financial Common Stock held in the Cheviot Financial’s ESOP’s Suspense Account (as defined in the Cheviot Financial ESOP) to Cheviot Financial to repay any outstanding ESOP Loan at the Effective Time, (ii) provide for treatment of all remaining shares of Cheviot Financial Common Stock held in the Cheviot Financial ESOP trust in accordance with Section 3.1 of this Agreement, and (iii) provide that no new participants shall be admitted to the Cheviot Financial ESOP on or after the ESOP Termination Date.  The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of MainSource, which shall not be unreasonably withheld.  Cheviot Financial shall deliver to MainSource an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Cheviot Financial and shall fully comply with such resolutions and any necessary amendments. The accounts of all participants and beneficiaries in the ESOP as of the ESOP Termination Date shall become fully vested as of the ESOP Termination Date.  Any unallocated shares of Cheviot Financial Common Stock held in the Cheviot Financial ESOP’s Suspense Account after repayment of the ESOP Loan shall be converted into Merger Consideration and shall be allocated as earnings to the accounts of Cheviot Financial ESOP participants who are employed as of the ESOP Termination Date based on their account balances under the Cheviot Financial ESOP as of the ESOP Termination Date.  As soon as practicable after the date of this Agreement, Cheviot Financial shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Cheviot Financial ESOP.  As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Cheviot Financial ESOP upon its termination, the account balances in the Cheviot Financial ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. MainSource agrees to permit Cheviot Financial ESOP participants who become employees of MainSource or MainSource Subsidiaries to roll over their account balances in the Cheviot Financial ESOP to the MainSource KSOP.

6.15. Disposition Welfare Benefit and Code Section 125 Plans.

All welfare benefit (health, dental/vision, life/accidental death and dismemberment and long term disability), and Code Section 125, or “cafeteria,” plans currently sponsored by Cheviot Financial shall continue as separate plans after the Effective Time, until such time as MainSource determines, in its sole discretion, that it will terminate any or all of such plans.

As of the Effective Time Cheviot Financial shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to MainSource and to provide MainSource all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist MainSource in the administration of such plans.

From the date of this Agreement through the Effective Time, Cheviot Financial shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under Cheviot Financial’s fully insured welfare benefit plans; (iii) accrue, as an expense, in accordance with past practice, monthly amounts to be used to satisfy claims under any self-insured welfare benefit plan and (iii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from their compensation.

As of the date of any future termination of the Cheviot Financial cafeteria plan, the balances in any health and dependent care flexible spending accounts thereunder shall be transferred to the MainSource cafeteria plan, and the benefit and compensation deferral elections in effect at that time shall be continued under the MainSource cafeteria plan, subject to subsequent changes as provided in the MainSource plan. All benefit payments related to the transferred balances shall be made in accordance with the MainSource cafeteria plan.

6.16. Nonqualified Plans.

Cheviot Financial or any Subsidiary, as applicable, shall terminate each nonqualified deferred compensation arrangement set forth on Cheviot Financial Disclosure Schedule 6.16 in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B) effective on the day immediately prior to the Effective Time. The manner of calculation of such payments is set forth on Cheviot Financial Disclosure Schedule 6.16,  The form and substance of any resolutions and any necessary amendments shall be subject to the review and approval of MainSource, which shall not be unreasonably withheld. Cheviot Financial shall deliver to MainSource an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Cheviot Financial and shall fully comply with such resolutions and any necessary amendments. Benefits under the arrangements will be distributed at the Effective Time.

6.17. Cheviot Financial Incentive Plans.

Cheviot Financial or any Subsidiary shall continue all incentive and/or bonus plans through the Closing Date. A prorated portion of incentive or bonus compensation based on performance of prorated achievement of performance metrics under those plans as of the Closing Date shall be paid in a lump sum no later than the day immediately prior to the Closing Date, unless historically the incentive or bonus compensation has been paid sooner, in which case it will be paid at the same time as historical practice. Effective on the day immediately prior to the Effective Time, employees of Cheviot Financial or any Subsidiary who are covered by an incentive and/or bonus plan will continue to be covered by either a Cheviot Financial or Subsidiary incentive or bonus plan, or a MainSource or MainSource subsidiary incentive or bonus plan, as determined by MainSource in its sole discretion. To the extent MainSource determines not to cover any Cheviot Financial or Subsidiary employee under a Cheviot Financial or Subsidiary incentive or bonus plan, that plan will be terminated effective as of the later of the date of such determination or the day immediately prior to the Effective Time.

6.18. Code Section 280G Parachute Payments.

As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), Cheviot Financial, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

6.19. Cheviot Financial Stock Plans.

From and after the date of this Agreement, Cheviot Financial shall not award any additional equity grants or awards of any kind under any of the Cheviot Financial Stock Plans or under any other arrangement. Prior to the Effective Time, Cheviot Financial shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the Cheviot Financial Stock Plans to permit the cashout of each outstanding Stock Option into cash as provided in Section 3.5.1. Cheviot Financial shall take action prior to the Effective Time to cause the freezing and/or termination of the Cheviot Financial Stock Plans, as applicable, immediately after payment of Options as provided in Section 3.5.1.

6.20. Change in Control Agreements.

Cheviot Financial shall take action to amend the change in control agreements listed on MainSource Disclosure Schedule 6.20 to include a commercially reasonable non-solicitation clause. Cheviot Financial shall also amend the change in control agreements listed on MainSource Disclosure Schedule 6.20 to provide that in no event may an “excess parachute payment” under Code Section 280G be paid under such agreements.

6.21. Rule 16b-3.

Cheviot Financial shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article III and any other dispositions of equity securities of Cheviot Financial (including derivative securities) or acquisitions of equity securities of MainSource in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

COVENANTS OF MAINSOURCE

7.1.            Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Cheviot Financial, which consent will not be unreasonably withheld, conditioned or delayed, MainSource will, and it will cause each MainSource Subsidiary to, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; provided, however that the forgoing shall not be deemed to require MainSource to take any action which would otherwise violate any other provision of this Agreement

7.2.            Disclosure Supplements.

From time to time prior to the Effective Time, MainSource will promptly supplement or amend the MainSource Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such MainSource Disclosure Schedule or which is necessary to correct any information in such MainSource Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such MainSource Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3.            Consents and Approvals of Third Parties.

MainSource shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.4.            All Reasonable Efforts.

Subject to the terms and conditions herein provided, MainSource agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. MainSource shall not, and shall not permit any MainSource Subsidiary to, take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede, or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

7.5.            Failure to Fulfill Conditions.

In the event that MainSource determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify Cheviot Financial.

7.6.            Employee Benefits; Advisory Board.

7.6.1           Except as forth in Cheviot Financial Disclosure Schedule 7.6.1 or as otherwise provided in Sections 6.13 through 6.17 or this Section 7.6.1 of this Agreement, as of or after the Effective Time, and at MainSource’s election and subject to the requirements of the Code, the Cheviot Financial Compensation and Benefit Plans may continue to be maintained separately, consolidated, frozen or terminated.  If reasonably requested by MainSource in writing not later than ten (10) days before the Closing Date and provided that MainSource has indicated in writing that the conditions to its obligations set forth in Section 9.2 hereof have been satisfied or waived, Cheviot Financial shall take such steps within its power to effectuate a freeze or termination of any Cheviot Financial Compensation and Benefit Plan as of the day immediately prior to the Effective Time,  and contingent upon the Effective Time, provided that the Cheviot Financial Compensation and Benefit Plan can be frozen or terminated within such period under the terms of such plan and any applicable laws and regulations.  In the event of a consolidation of any or all of such plans or in the event of termination of any Cheviot Financial Compensation and Benefit Plan, except as otherwise set forth in this Section 7.6.1, employees of Cheviot Financial or Cheviot Savings Bank who continue as employees of MainSource or MainSource Bank after the Effective Time (“Continuing Employees”) shall be eligible to participate in any MainSource Bank employee plan of similar character immediately upon such consolidation or as of the first entry date coincident with or immediately following such termination.  Continuing Employees shall receive credit for service with Cheviot Financial or Cheviot Savings Bank (including service with any company acquired by Cheviot Financial or Cheviot Savings Bank) for purposes of determining eligibility and vesting but not for purposes of accruing or computing benefits under any similar existing MainSource benefit plan.  MainSource shall provide Continuing Employees with compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by MainSource to similarly situated employees of MainSource. After the Effective Time, Cheviot Financial’s PTO policy shall terminate and all Continuing Employees shall be subject to MainSource’s PTO policy.  MainSource will not credit Continuing Employees with any accrued but unused vacation or sick time under the Cheviot Financial PTO policy as of the Effective Time. Cheviot Financial will be responsible for paying out any accrued but unused PTO and vacation time as of the day prior to the Effective Time. Continuing Employees will begin accruing paid time off under MainSource’s PTO policy as of the Effective Time. This Agreement shall not be construed to limit the ability of MainSource or MainSource Bank to terminate the employment of any Cheviot Financial employee or the employee of any Cheviot Financial Subsidiary or to review any Cheviot Financial Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.6.2           MainSource shall honor the contractual terms of all employment, consulting, change in control, severance and other agreements and plans listed on Cheviot Financial Disclosure Schedule 4.13.8, except to the extent, with the written consent of the affected parties, any such agreement or plan is amended, revised, superseded, renewed or terminated as of, or following, the Effective Time of the Bank Merger.  Cheviot Financial shall, prior to the Effective Time, use its reasonable efforts to obtain from each of the individuals named in Cheviot Financial Disclosure Schedule 7.6.2 a settlement agreement, with the terms set forth on Cheviot Financial Disclosure Schedule 7.6.2, setting forth the method in which his or her rights under the specified programs will be settled (the amount of each such payment to be limited to the amounts specified in Cheviot Financial Disclosure Schedule 7.6.2) in the event such individuals are entitled to payment or benefits (each a “Settlement Agreement”).  MainSource shall make the payments required under the employment, change in control, Settlement Agreement, or similar agreements.

7.6.3           Except for the individuals covered by employment or change in control agreements, those employees of Cheviot Financial or its Subsidiaries as of the Effective Time whom MainSource or its subsidiaries elect not to employ after the Effective Time or employ but then terminate within six months after the Effective Time or voluntarily resigns employment due to an involuntary relocation of an individual’s principal place of employment to a location which is more than twenty-five (25) miles from the employee’s principal place of employment immediately prior to the Effective Time (“Separated Employees”) shall be entitled to severance benefits equal to two weeks of pay for each year of service, subject to a minimum package equal to four weeks of pay and a maximum package equal to 26 weeks of pay. After six months after the Effective Time, all Continuing Employees (except for individuals who are then party to an employment agreement, change in control agreement, severance or similar agreement as described in Section 7.6.2) shall be entitled to severance benefits equal to those provided by MainSource from time to time to its employees (“MainSource Severance Plan”). For purposes of determining each Continuing Employee’s length of service, each Continuing Employee shall receive credit for years of service with Cheviot Financial or its subsidiaries, or their predecessors.  Nothing in this Section shall be deemed to limit or modify MainSource’s at-will employment policy.

7.6.4           In the event of any termination of any Cheviot Financial health plan or consolidation of any such plan with any MainSource or MainSource Bank health plan, MainSource shall make available to Continuing Employees and their eligible dependents employer-provided health coverage on the same basis as it provides such coverage to MainSource employees.  Unless a Continuing Employee affirmatively terminates coverage under a Cheviot Financial health plan prior to the time that such Continuing Employee becomes eligible to participate in the MainSource health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Cheviot Financial health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of MainSource and their dependents.

Until the Effective Time, Cheviot Financial or a Cheviot Financial Subsidiary, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA for eligible employees who incur a qualifying event before the Effective Time. MainSource or a MainSource Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of Cheviot Financial or a Cheviot Financial Subsidiary who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Cheviot Financial or Cheviot Financial Subsidiary who incurs a qualifying event before the Effective Time.

7.6.5           MainSource agrees to take all such actions related to the Cheviot Financial 401(k) Plan as stated in Section 6.12 and related to the Cheviot Financial ESOP as stated in Section 6.13 of this Agreement. As of the Effective Time, subject to applicable law and the requirements of the MainSource KSOP, MainSource shall amend as necessary the MainSource KSOP so that, (i) from and after the Effective Time, Continuing Employees will accrue benefits pursuant to the MainSource KSOP, and (ii) Continuing Employees participating in the MainSource KSOP shall receive credit for eligibility and vesting purposes, for the service of such employees with Cheviot Financial and its Subsidiaries or their predecessors prior to the Effective Time, as if such service were with MainSource or its Subsidiaries.

7.6.6           MainSource shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their family members under the health and welfare plans of MainSource and its Affiliates (each a “MainSource Welfare Plan”) to the extent waived or otherwise satisfied under the applicable corresponding Cheviot Financial Compensation and Benefit Plan immediately prior to the Closing Date and (ii) to the extent that the initial period of coverage for Continuing Employees under any such MainSource employee benefit plans is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees and their dependents under the corresponding Cheviot Financial plan during the balance of such 12-month period of coverage provided that MainSource can obtain, in a manner satisfactory to MainSource, as determined in its sole discretion, the necessary data and provided that the insurer agrees. In the event the insurer does not agree, MainSource shall take all action necessary to ensure that Continuing Employees and their dependents do not lose the value of the deductibles and co-insurance payments whether that be by continuing the Cheviot Financial health plan through the end of the applicable plan year or otherwise.

7.6.7           Within sixty (60) days following the Closing Date, MainSource shall establish the Cincinnati Advisory Board.  MainSource shall offer all of those persons who serve on the Cheviot Financial Board of Directors at the Effective Time (other than any Cheviot Financial board member who serves on the MainSource Board of Directors) a position as a director on the Cincinnati Advisory Board.  Each member of the Cincinnati Advisory Board will receive fees equal to the fees paid by MainSource to members of its other advisory boards of directors.

7.7.            Directors and Officers Indemnification and Insurance.

7.7.1. MainSource shall maintain, or shall cause MainSource Bank to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Cheviot Financial (provided, that MainSource may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall MainSource be required to expend pursuant to this Section 7.7.1, in the aggregate for such policy or policies, more than $110,000 (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, MainSource shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate annual premium equal to the Maximum Amount. In connection with the foregoing, Cheviot Financial agrees in order for MainSource to fulfill its agreement to provide directors’ and officers’ liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2. In addition to Section 7.7.1, after the Effective Time, MainSource shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Cheviot Financial or a Cheviot Financial Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of MainSource, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Cheviot Financial or a Cheviot Financial Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by Cheviot Financial under Cheviot Financial’s Articles of Incorporation and Bylaws, to the extent not prohibited by applicable law. MainSource shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by applicable law (to the extent not prohibited by federal law) upon receipt of (i) an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below, and (ii) a certification by the Indemnified Party that he has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Cheviot Financial or any Cheviot Financial Subsidiary.  Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify MainSource (but the failure so to notify MainSource shall not relieve MainSource from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices MainSource) and shall deliver to MainSource the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) MainSource shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption MainSource shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if MainSource elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the

Indemnified Parties that there are or are likely to be (whether or not any have yet actually arisen) issues which raise conflicts of interest between MainSource and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and MainSource shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, MainSource shall be obligated pursuant to this paragraph to pay for only one firm or counsel for all Indemnified Parties and the reasonable fees and expenses of such law firm shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) MainSource shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Cheviot Financial or any Cheviot Financial Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Cheviot Financial or any Cheviot Financial Subsidiary.  If MainSource or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of MainSource shall assume the obligations set forth in this Section 7.7. MainSource shall not be liable for any payment under this Section 7.7.2 in connection with a claim made by an Indemnified Party to the extent such Indemnified Party has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.

7.7.3. The obligations of MainSource provided under this Section 7.7 are intended to be enforceable against MainSource directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of MainSource.  MainSource shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however such payment of costs shall be immediately reimbursed to MainSource by such Indemnified Party if the Indemnified Party is not successful enforcing the indemnity or other obligations provided for in this Section 7.7.  The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.7.4. Any indemnification payments made pursuant to this Section 7.7 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

7.8.            Stock Listing.

MainSource agrees to list on NASDAQ (or such other national securities exchange on which the shares of the MainSource Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of MainSource Common Stock to be issued in the Merger.

7.9.            Stock and Cash Reserve.

MainSource agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of MainSource Common Stock to fulfill its obligations under this Agreement and to maintain, or to cause the MainSource Subsidiaries to maintain, access to a sufficient amount of cash to fulfill its obligations under this Agreement.

7.10. Rule 16b-3.

MainSource shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article III and any other dispositions of equity securities of Cheviot Financial (including derivative securities) or acquisitions of equity securities of MainSource in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.11. Retention Pool.

MainSource shall establish a retention pool providing for retention bonuses to be paid to Cheviot Financial employees, and the payments of such amounts will be determined in the discretion of MainSource following consultation with Cheviot Financial.

7.12. Employment Agreements/Consulting Agreements.

Effective at the Effective Time, and assuming such employees are employees of Cheviot Financial immediately prior to the Effective Time, MainSource shall enter into mutually-agreeable employment agreements and consulting agreements with the Cheviot Financial employees, in accordance with the terms, set forth on Schedule 7.12 to this Agreement, and in the form of employment agreement that has been provided to Cheviot Financial as of the date of this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1.	Meeting of Cheviot Financial Stockholders; Proxy Statement-Prospectus; Merger Registration Statement.

8.1.1. Cheviot Financial will as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Cheviot Financial’s reasonable judgment, necessary or desirable (the “Cheviot Financial Stockholders Meeting”).  Cheviot Financial agrees that its obligations pursuant to this Section 8.1.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Cheviot Financial of any Acquisition Proposal or by any Change of Recommendation (as defined below).  Subject to Section 6.10.4, Cheviot Financial shall, (i) through Cheviot Financial’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “Cheviot Financial Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such Cheviot Financial Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the Cheviot Financial stockholders a vote approving and adopting this Agreement.

8.1.2. For the purposes (x) of registering MainSource Common Stock to be offered to holders of Cheviot Financial Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Cheviot Financial Stockholders Meeting, MainSource shall draft and prepare, and Cheviot Financial shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Cheviot Financial to the Cheviot Financial stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  MainSource shall provide Cheviot Financial and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of MainSource and Cheviot Financial shall promptly notify the other party upon the receipt of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, shall consult with the other party prior to responding to any such comments or requests or filing any amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, and shall provide the other party with copies of all correspondence between such party and its Representatives on the one hand, and the SEC and its staff on the other hand MainSource shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of MainSource and Cheviot Financial shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Cheviot Financial shall thereafter promptly mail the Proxy Statement-Prospectus to its respective stockholders. MainSource shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Cheviot Financial shall furnish all information concerning Cheviot Financial and the holders of Cheviot Financial Common Stock as may be reasonably requested in connection with any such action.

8.1.3. MainSource shall, as soon as is practicable (provided that Cheviot Financial has timely provided all information requested in writing by MainSource or its counsel, within thirty (30) days after the date hereof), file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement.  MainSource will advise Cheviot Financial promptly after MainSource receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of MainSource Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information.

8.1.4. Cheviot Financial and MainSource shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Cheviot Financial shall cooperate with MainSource in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and MainSource shall file an amended Merger Registration Statement with the SEC, Cheviot Financial shall mail a Proxy Statement-Prospectus to Cheviot Financial’s stockholders.

8.1.5. Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Merger Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties, and include in such document or response, comments reasonably and promptly proposed by the other party. MainSource will advise Cheviot Financial, promptly after MainSource receives notice thereof, of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of MainSource Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceedings for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement or for additional information.

8.2.            Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and MainSource will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof (provided that Cheviot Financial has timely provided all information requested in writing by MainSource or its counsel, within thirty (30) days after the date hereof).  In no event shall MainSource be required to agree to any prohibition, limitation, or other requirement that would, individually or in the aggregate, (a) prohibit or materially limit the ownership or operation by MainSource or any MainSource Subsidiary of all or any material portion of the business or assets of Cheviot Financial or any Cheviot Financial Subsidiary, (b) compel MainSource or any MainSource Subsidiary to dispose of or hold separate all or any material portion of the business or assets of Cheviot Financial or any Cheviot Financial Subsidiary, (c) impose a material compliance burden, penalty or obligation on MainSource or any MainSource Subsidiary resulting from noncompliance by Cheviot Financial with its regulatory obligations; or (d) otherwise materially impair the value of Cheviot Financial and the Cheviot Financial Subsidiaries to MainSource and the MainSource Subsidiaries (any

such requirement alone, or more than one such requirement together, a “Burdensome Condition”).  The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Cheviot Financial shall have the right to review and comment on, and to the extent practicable to consult with MainSource on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity.  MainSource shall give Cheviot Financial and its counsel the opportunity to review and comment on, and to the extent practicable to consult with MainSource on, each filing prior to its being filed with a Bank Regulator and shall give Cheviot Financial and its counsel copies of, and an opportunity to review, if material, prior to their being filed with or sent to a Bank Regulator, any regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments.

ARTICLE IX

CLOSING CONDITIONS

9.1.            Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Cheviot Financial.

9.1.2. Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger or the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired.

9.1.4. Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of MainSource Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. NASDAQ Listing.  The shares of MainSource Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

9.2.	Conditions to the Obligations of MainSource under this Agreement.

The obligations of MainSource under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

9.2.1. Representations and Warranties.  Each of the representations and warranties of Cheviot Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and Cheviot Financial shall have delivered to MainSource a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Cheviot Financial as of the Effective Time.

9.2.2. Agreements and Covenants.  Cheviot Financial shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and MainSource shall have received a certificate signed on behalf of Cheviot Financial by the Chief Executive Officer and Chief Financial Officer of Cheviot Financial to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc.  Cheviot Financial and the Cheviot Financial Subsidiaries shall have obtained any and all material permits, authorizations, consents (including any consent required from any landlord of an existing branch for the transfer of the lease by operation of law), waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on either Cheviot Financial or MainSource.

9.2.4. Regulatory Approvals.  None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.5. Tax Opinion. MainSource shall have received an opinion, dated the Closing Date, of Krieg DeVault LLP to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of MainSource and Cheviot Financial, reasonably satisfactory in form and substance to such counsel.

9.2.6. Certificates. Cheviot Financial will furnish MainSource with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as MainSource may reasonably request.

9.3.            Conditions to the Obligations of Cheviot Financial under this Agreement.

The obligations of Cheviot Financial under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:

9.3.1. Representations and Warranties.  Each of the representations and warranties of MainSource set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and MainSource shall have delivered to Cheviot Financial a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of MainSource as of the Effective Time.

9.3.2. Agreements and Covenants.  MainSource shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Cheviot Financial shall have received a certificate signed on behalf of MainSource by the Chief Executive Officer and Chief Financial Officer of MainSource to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc.  MainSource shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on MainSource.

9.3.4. Payment of Merger Consideration.  MainSource shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Cheviot Financial with a certificate evidencing such delivery.

9.3.5. Tax Opinion. Cheviot Financial shall have received an opinion, dated the Closing Date, of Luse Gorman, PC, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of MainSource and Cheviot Financial, reasonably satisfactory in form and substance to such counsel.

9.3.6           Certificates. MainSource will furnish Cheviot Financial with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Cheviot Financial may reasonably request.

9.3.7. Code Section 280G Opinion. MainSource shall have received a letter of tax advice, in a form satisfactory to MainSource, from Cheviot Financial’s outside, independent certified public accountants, to the effect that any amounts that are paid by Cheviot Financial before the Effective Time, or required under Cheviot Financial’s Stock Option Plans or this Agreement to be paid at or after the Effective Time, to persons who are disqualified individuals in respect of Cheviot Financial, its ERISA Affiliates or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Code Section 280G.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the MainSource, at the offices of Krieg DeVault LLP at 10:00 a.m. on the Closing Date, or at such other place or time upon which MainSource and Cheviot Financial mutually agree.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place by electronic delivery or at the offices of Krieg DeVault LLP at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to MainSource and Cheviot Financial the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Cheviot Financial:

11.1.1. By the mutual written agreement of MainSource and Cheviot Financial;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Cheviot Financial) or Section 9.3.1 (in the case of a breach of a representation or warranty by MainSource);

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Cheviot Financial) or Section 9.3.2 (in the case of a breach of covenant by MainSource);

11.1.4. By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by MainSource and Cheviot Financial; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the stockholders of Cheviot Financial shall have voted at the Cheviot Financial Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

11.1.6. By either party if (i) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection and such denial is final and unappealable, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;

11.1.8. By MainSource, (i) if Cheviot Financial shall have materially breached its obligations under Section 6.10 or 8.1 of this Agreement, (ii) if the Cheviot Financial Board of Directors does not publicly recommend in the Proxy Statement-Prospectus that the Cheviot Financial stockholders approve and adopt this Agreement or if, after making the Cheviot Financial Recommendation in the Proxy Statement-Prospectus for the Cheviot Financial Stockholders Meeting, the Cheviot Financial Board of Directors makes a Cheviot Financial Subsequent Determination, or (iii) if Cheviot Financial has received a Superior Proposal and the Board of Directors of Cheviot Financial has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to MainSource;

11.1.9. By the Board of Directors of Cheviot Financial if Cheviot Financial has received a Superior Proposal and the Board of Directors of Cheviot Financial has made a determination to accept such Superior Proposal.

11.1.10. By Cheviot Financial if, and only if both of the following conditions are satisfied at any time during the five day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(A)   the MainSource Market Value on the Determination Date is less than $18.85; and

(B)   the number obtained by dividing the MainSource Market Value by the Initial MainSource Market Value shall be less than the Index Ratio minus 0.15;

Subject, however, to the following three sentences.  If Cheviot Financial elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to MainSource.  During the five business day period commencing with its receipt of such notice, MainSource shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial MainSource Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the MainSource Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial MainSource Market Value by the MainSource Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80.  If within such five business day period, MainSource delivers written notice to Cheviot Financial that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Cheviot Financial of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 11.1.10, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).”

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.”

“Index” means the KBW Regional Banking Index or, if such Index is not available, such substitute or similar Index as substantially replicates the KBW Regional Banking Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial MainSource Market Value” means $23.56, adjusted as indicated in the last sentence of this Section 11.1.10.

“Initial Index Price” means $88.48, the closing value of the Index on November 20, 2015.

“MainSource Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of MainSource Common Stock as reported on the NASDAQ Global Market for the ten (10) consecutive trading days immediately preceding such specified date.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a Willful Breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.  Moreover, no party shall be relieved of liability for fraud.

(C) As a condition of MainSource’s willingness, and in order to induce MainSource to enter into this Agreement, and to reimburse MainSource for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Cheviot Financial hereby agrees to pay MainSource, and MainSource shall be entitled to payment of, a fee of $4.0 million (the “MainSource Fee”), within three business days after written demand for payment is made by MainSource, following the occurrence of any of the events set forth below:

(i)           Cheviot Financial terminates this Agreement pursuant to Section 11.1.9 or MainSource terminates this Agreement pursuant to Section 11.1.8; or

(ii)           The entering into a definitive agreement by Cheviot Financial relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Cheviot Financial, in either case within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by MainSource pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by Cheviot Financial or any Cheviot Financial Subsidiary; or (ii) the failure of the stockholders of Cheviot Financial to approve this Agreement after the occurrence of the Acquisition Proposal.

(D) The right to receive payment of the MainSource Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of MainSource against Cheviot Financial and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii).

(E) MainSource shall be reimbursed by Cheviot Financial for all fees, costs and other expenses incurred by MainSource in connection with enforcing its right to the MainSource Fee.

“Willful Breach” shall mean a material breach that is a consequence of an act undertaken by a party with the knowledge that the taking of the act would, or under circumstances in which the party should reasonably have known would be expected to, cause a breach of this Agreement.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Cheviot Financial), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Cheviot Financial, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Cheviot Financial’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, MainSource and Cheviot Financial mutually agree to be bound by the terms of the confidentiality agreement dated August 20, 2015 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

Cheviot Financial and MainSource shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Cheviot Financial nor MainSource nor MainSource Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto, provided however, that nothing in this Section 12.2 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.8, 3.3.2 through 3.3.8, 6.2.2, 7.6, 7.7, 12.1 and 12.11.

12.4. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail (e-mail), upon written confirmation of receipt by facsimile or e-mail, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Cheviot Financial, to:	Mark T. Reitzes President and Chief Executive Officer Cheviot Financial Corp. 3723 Glenmore Avenue Cheviot, Ohio 45211 Email: mreitzes@cheviotsavings.com

With required copies to:	Ned Quint, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902 Email: nquint@luselaw.com

If to MainSource, to:
James M. Anderson
Executive Vice President and
Chief Financial Officer
MainSource Financial Group, Inc.
2105 North State Road 3, Bypass
Greensburg, Indiana  47240
Fax: (812) 663-3220
Email: janderson@mainsourcefinancial.com

With required copies to:	Karen B. Woods Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204 Fax: (317) 636-1507 Email: kwoods@kdlegal.com or such other address as shall be furnished in writing by any party.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Article III this Section 12.5 and as otherwise specifically provided in Section 7.7, which is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives, this Agreement, including the documents and instruments referred to in this Agreement, is not intended and does not to confer upon any Person, other than the parties to this Agreement, any rights or remedies under this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of the State of Indiana, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Indiana, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern Division of Indiana in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such courts.

12.12. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, MainSource and Cheviot Financial have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

MainSource Financial Group, Inc.

By: /s/ Archie M. Brown, Jr.
Archie M. Brown, Jr.
Chairman, President and Chief Executive Officer

Cheviot Financial Corp.

By: /s/ Mark T. Reitzes
Mark T. Reitzes
President and Chief Executive Officer

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